SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             IMATION CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

[LOGO]
IMATION
BORNE OF 3M INNOVATION

                                  IMATION CORP.
                               ------------------
                             1998 PROXY STATEMENT &
                           1997 FINANCIAL INFORMATION

                                                                  April 30, 1998

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 1998 Annual Meeting of Shareholders. The Meeting will be held this year on Thursday, June 4, 1998, at 9:30 a.m., local time, in the Grand Ballroom 3 of the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia.

All holders of the Company's outstanding common stock as of April 9, 1998 are entitled to vote at the Annual Meeting. Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the Annual Meeting and shareholders will have an opportunity to ask questions.

This year we have included the detailed financial information relating to our business and operations during 1997 in an appendix to the Proxy Statement instead of in a separate annual report to shareholders. In our continuing effort to improve communications with our shareholders, we have prepared a new Summary Annual Report, which is also enclosed.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to vote your shares either by telephone (via the 800 number indicated on the accompanying proxy card) or by mail. If you choose to vote by mail, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the Annual Meeting.

Sincerely,

/s/ William T. Monahan

William T. Monahan
Chairman of the Board, President and
Chief Executive Officer

                                  IMATION CORP.
                                 1 IMATION PLACE
                            OAKDALE, MINNESOTA 55128

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 4, 1998

                               ------------------



To the Shareholders of Imation Corp.:

The 1998 Annual Meeting of Shareholders of IMATION CORP. will be held on Thursday, June 4, 1998, at 9:30 a.m., local time, in the Grand Ballroom 3 of the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia, for the following purposes:

   1. To elect three Class II directors of the Company to serve for a three-year term;

   2. To ratify the appointment of Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of Imation Corp. for the year 1998; and

   3. To transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the following pages of the Proxy Statement.

The Board of Directors has fixed April 9, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors,

                                             /s/ Cathy R. Sams

                                             Cathy R. Sams
                                             CORPORATE SECRETARY

Oakdale, Minnesota
April 30, 1998

                                IMPORTANT NOTICE
                                ----------------
         PLEASE VOTE BY TELEPHONE OR MARK, DATE, SIGN AND PROMPTLY MAIL
 THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL
                          BE REPRESENTED AT THE MEETING

                                  IMATION CORP.

                               ------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 4, 1998

                               ------------------
                                TABLE OF CONTENTS
                               ------------------

                                                                            PAGE
                                                                            ----
Information Concerning Solicitation and Voting ...........................    1

  Voting Procedures ......................................................    1
  Security Ownership of Certain Beneficial Owners ........................    2
  Security Ownership of Management .......................................    3
  Section 16(a) Beneficial Ownership Reporting Compliance ................    3

Board of Directors .......................................................    4
  Meetings of the Board and Board Committees .............................    4
  Committees of the Board ................................................    4
  Compensation of Directors ..............................................    4
  Board Retirement Policy ................................................    5
  Indemnification Agreements .............................................    5

Item No. 1--Election of Directors ........................................    5
  General Information ....................................................    5
  Information Concerning Directors .......................................    6

Item No. 2--Ratification of the Appointment of Independent Auditors ......    8

Other Business ...........................................................    8

Executive Officers of the Company ........................................    8

Compensation Committee Report on Executive Compensation ..................    9

Compensation of Executive Officers .......................................   12
  Compensation Under Retirement Plans ....................................   13
  Employment Agreement ...................................................   14

Shareholder Return Performance Graph .....................................   15

Common Stock Information .................................................   16

General ..................................................................   16

Appendix--1997 Financial Information ............................  A-1 thru A-38

[LOGO]
IMATION
BORNE OF 3M INNOVATION

                                  IMATION CORP.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

VOTING PROCEDURES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (the "Company" or "Imation") for use at the Annual Meeting of Shareholders of Imation to be held on June 4, 1998, and at all adjournments thereof. All shareholders of record on April 9, 1998 are entitled to vote at the Annual Meeting and, as of that date, there were 40,597,915 shares of common stock, $.01 par value, of the Company (the "Common Stock") outstanding. Each share of Common Stock entitles the holder to one vote. Shares of Common Stock held in the Company's treasury will not be voted and will not be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

The Company anticipates that this Proxy Statement and the accompanying form of proxy will first be sent to its shareholders on or about April 30, 1998.

A proxy card is enclosed for your use. IN ORDER TO REGISTER YOUR VOTE, COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED OR VOTE YOUR PROXY BY TELEPHONE IN ACCORDANCE WITH THE TELEPHONE VOTING INSTRUCTIONS SET FORTH ON THE PROXY CARD.

You have three choices on each matter to be voted upon at the Annual Meeting. For the election of directors, by checking the appropriate box on your proxy card, you may (i) vote for all of the director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees you identify by striking a line through such nominees' name. See "General Information" under Item No. 1. Concerning Item No. 2, by checking the appropriate box, you may (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on the item.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Corporate Secretary of the Company, by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy card properly executed and received prior to the close of the meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted FOR the election of all directors as nominated and FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1998.

If an executed proxy card is returned and the shareholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the holdings, as of the date indicated, of the Company's outstanding Common Stock of each person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of the Company's voting securities:

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP         OF CLASS
--------------------------------------   ------------------   -----------
Harris Associates, Inc.                       4,989,240(1)        12.23%
 Two North LaSalle Street, Suite 500
 Chicago, Illinois 60602-3790

FMR Corp.                                     4,222,488(2)        10.00%
 82 Devonshire Street
 Boston, Massachusetts 02109

Private Capital Management, Inc.              3,051,500(3)         7.52%
 3003 Tamiami Trail North
 Naples, Florida 33940

State Street Bank and Trust Company           2,487,021(4)         6.10%
 225 Franklin Street
 Boston, Massachusetts 02110

Pioneering Management Corporation             2,320,500(5)         5.72%
 60 State Street
 Boston, Massachusetts 02109

------------------
(1) The Company received a copy of a Schedule 13G filed with the Securities and Exchange Commission by Harris Associates, Inc., indicating that, at October 31, 1997, Harris Associates, Inc. and certain of its affiliates, as investment advisor to Harris Associates Investment Trust and various other clients, beneficially held a total of 4,989,240 shares of Common Stock. Of such shares, such entities had sole power to dispose of 3,126,640 shares and shared power to dispose of 1,862,600 shares. Such entities had shared power to vote all such shares.

(2) The Company received a copy of a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp., indicating that, at December 31, 1997, FMR Corp. and certain of its affiliates and subsidiaries, as investment advisor to various investment company mutual funds, beneficially held a total of 4,222,488 shares of Common Stock. Such entities had sole power to vote 139,418 of such shares and sole dispositive power with respect to all such shares.

(3) The Company received a copy of a Schedule 13G filed with the Securities and Exchange Commission by Private Capital Management, Inc., indicating that, at February 12, 1998, Private Capital Management, Inc. and certain of its affiliates, as investment advisors, beneficially held a total of 3,051,500 shares of Common Stock. Of such shares, such entities had sole power to vote 10,500 shares, sole power to dispose of 10,500 shares and shared power to dispose of 3,041,000 shares.

(4) The Company received a copy of a Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust Company, indicating that, at December 31, 1997, State Street Bank and Trust Company, as trustee of the Imation Retirement Investment Plan and other trust accounts, held a total of 2,487,021 shares of Common Stock. Of such shares, State Street Bank and Trust Company had sole power to vote 203,726 shares, shared power to vote 2,279,615 shares, sole power to dispose of 206,618 shares and shared power to dispose of 2,280,403 shares.

(5) The Company received a copy of a Schedule 13G filed with the Securities and Exchange Commission by Pioneering Management Corporation, indicating that, at March 25, 1998, Pioneering Management Corporation, in its capacity as an investment advisor, beneficially held a total of 2,320,500 shares of Common Stock. Such entity had sole power to vote and to dispose of all such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of March 30, 1998, by each director, each officer named in the Summary Compensation Table on page 12, and all directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner.

                                             AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)(2)
--------------------------------------   ---------------------------
  William T. Monahan                                64,942
  Lawrence E. Eaton                                 30,792
  Michael S. Fields                                  3,386
  William W. George                                 24,809
  Linda W. Hart                                     23,061
  Ronald T. LeMay                                   15,026
  Marvin L. Mann                                    17,603
  Mark A. Pulido                                    23,340(3)
  Daryl J. White                                    20,779
  Jill D. Burchill                                  10,763
  David G. Mell                                      9,737
  Charles D. Oesterlein                              9,574
  Clifford T. Pinder                                 9,952
  All Directors and Executive
  Officers as a Group (17 persons)                 304,737

------------------
(1) The shares shown include: (i) the following shares issuable on exercise of stock options granted under the Company's 1996 Employee Stock Incentive Program that were exercisable as of March 30, 1998 or within 60 days thereafter: Mr. Monahan, 56,540 shares; Mr. Eaton, 20,000 shares; Mr. Fields, 3,386 shares; Mr. George, 20,000 shares; Ms. Hart, 20,000 shares; Mr. LeMay, 14,247 shares; Mr. Mann, 13,534 shares; Mr. Pulido, 20,000 shares; Mr. White, 20,000 shares; Ms. Burchill, 5,410 shares; Mr. Mell, 8,610 shares; Mr. Oesterlein, 8,610 shares; Mr. Pinder, 8,610 shares; and all directors and executive officers as a group, 252,387 shares; and (ii) the following shares allocated as of December 31, 1997 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Monahan, 569 shares; Ms. Burchill, 353 shares; Mr. Mell, 566 shares; Mr. Oesterlein, 364 shares; Mr. Pinder, 480 shares; and all executive officers as a group, 4,283 shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(2) As of March 30, 1998, the percentage of shares of Common Stock beneficially owned by any director, by any named executive officer and by all directors and executive officers as a group was less than 1% of the outstanding Common Stock of the Company.

(3) Includes 276 shares owned by Mr. Pulido's wife, as to which Mr. Pulido disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 1997 all directors and executive officers of the Company complied with their Section 16(a) filing requirements, except that a stock purchase and stock sale by James R. Stewart in November 1997 were reported late on a Form 5 filed on his behalf for the year ended December 31, 1997.

                               BOARD OF DIRECTORS

MEETINGS OF THE BOARD AND BOARD COMMITTEES

During 1997, the Board of Directors held a total of five meetings and the various committees of the Board met a total of 16 times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served.

COMMITTEES OF THE BOARD

The standing committees of the Board of Directors include the Audit, Compensation, and Nominating and Governance Committees. Each of the Board Committees has adopted a committee charter which sets forth the function and responsibilities of the committee.

AUDIT COMMITTEE. The Audit Committee consists of four non-employee directors:
Messrs. White (Chair), Eaton, LeMay and Mann. The Audit Committee held five meetings in 1997. The Audit Committee reviews the Company's consolidated financial statements; makes recommendations regarding the Company's independent accountants and the scope of their services; reviews the adequacy of accounting and audit policies, compliance procedures and internal controls; reviews nonaudit services performed by the independent accountants in order to maintain their independence; and reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles.

COMPENSATION COMMITTEE. The Compensation Committee consists of four non-employee directors: Messrs. Pulido (Chair), Fields and White and Ms. Hart. The Compensation Committee held five meetings in 1997. The Compensation Committee reviews compensation and benefits programs for the Company's executive officers; reviews the selection of officers; evaluates senior management performance; and administers certain stock and benefit plans.

NOMINATING AND GOVERNANCE COMMITTEE. The Nominating and Governance Committee consists of three non-employee directors: Ms. Hart (Chair) and Messrs. George and Mann. The Nominating and Governance Committee held five meetings in 1997. The Nominating and Governance Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance matters and the selection of candidates as nominees for election as directors.

The Nominating and Governance Committee will consider qualified nominees for Board membership submitted by shareholders. A shareholder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Corporate Secretary of the Company at 1 Imation Place, Oakdale, Minnesota 55128. Generally, candidates must be highly qualified and have broad training and experience in their chosen fields. They should represent the interests of all shareholders and not those of a special interest group. Any nominations for director to be made at an Annual Meeting of Shareholders must be made in accordance with the requirements set forth in the Company's Bylaws, a copy of which may be obtained upon request from the Corporate Secretary of the Company at the address listed above.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Company receive an annual retainer of $40,000 and an additional fee of $5,000 per year for serving as chair of a Board committee. Non-employee directors are paid $1,500 for attendance at each meeting of the Board of Directors in excess of four meetings per year, $1,000 for attendance at meetings of Board committees, and $500 for attendance at each meeting of the Board or Board committee held by telephone or video conference. In addition, the Company matches gifts by each non-employee director to qualified charitable institutions up to $15,000 per year.

Under the terms of the 1996 Directors Stock Compensation Program (the "Directors Plan"), each non-employee director automatically receives, in lieu of 25% of his or her annual retainer fee, shares of restricted Common Stock equal in value to such portion of the retainer fee. Restrictions on the stock lapse three years after the date of grant. The Directors Plan also permits non-employee directors to elect to receive all or part of the remainder of their annual retainer and meeting fees in shares of Common Stock or in restricted stock units equivalent to shares of Common Stock. In addition, each non-employee director automatically receives an initial stock option grant for Common Stock on the date he or she becomes a director and an additional annual stock option grant on the date of the Annual Meeting of Shareholders each year. The number of shares subject to each option grant is 10,000, with the number of shares subject to the initial grant prorated for the number of months the director served as a director during the year. The options are nonqualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the Common Stock on the date of grant. Each option becomes fully exercisable on the date of the Annual Meeting of Shareholders in the year following the date of grant, provided that all outstanding options of a director will immediately vest and become fully exercisable upon the director's death or disability, or upon a change of control (as defined in the Directors Plan).

Employee directors are not compensated for their service on the Board of Directors.

BOARD RETIREMENT POLICY

The Board has adopted a retirement policy that requires (i) non-employee directors to retire from the Board at the annual meeting of shareholders following either 15 years of service as a director or the director attaining the age of 70, (ii) a director who is also the chief executive officer to submit his or her resignation from the Board when he or she ceases to hold that position, and (iii) any other director who is an employee of the Company to retire from the Board upon termination of his or her active service as an employee or upon attaining the age of 65, whichever is earlier.

INDEMNIFICATION AGREEMENTS

It is the Company's policy to indemnify its directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to the Company and to insure its directors and officers against such liabilities to the extent permitted by applicable law. The Company's Bylaws provide for indemnification of its directors, officers and employees against such costs, expenses and other liabilities so long as the director, officer or employee acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests. The Company has also entered into Indemnity Agreements with each of its directors pursuant to which the Company has agreed to indemnify each of its directors to the full extent provided by applicable law and the Company's Bylaws as currently in effect.

                                   ITEM NO. 1
                              ELECTION OF DIRECTORS

GENERAL INFORMATION

The Board of Directors of the Company is divided into three classes. The members of each class are elected to serve three year terms with the term of office of each class ending in successive years. The three directors serving in Class II have terms expiring at the 1998 Annual Meeting. The Class II directors currently serving on the Board, Messrs. George, Mann and White, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting. The three Class II director nominees currently are directors of the Company.

Each of the nominees standing for re-election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board, unless an instruction to the contrary is indicated on the proxy card.

Each Class II nominee elected will hold office until the Annual Meeting of Shareholders to be held in 2001 or until a successor has been duly elected and qualified, unless prior to such meeting the director shall resign, or his or her directorship shall become vacant due to the director's death or removal.

Mr. Pulido, who currently serves as a Class III director, has announced he will be leaving the Board of Directors effective May 1, 1998. The Company wishes to express its sincere appreciation for his contributions to the Company during his tenure on the Board. The Company does not currently have any definitive plans regarding the filling of the vacancy created by Mr. Pulido's resignation.


INFORMATION CONCERNING DIRECTORS

DIRECTOR NOMINEES -- CLASS II (TERM ENDING 2001)

William W. George       William W. George, age 55, is Chairman and Chief
                        Executive Officer of Medtronic, Inc. (a medical technology company). He joined Medtronic in 1989 as President and Chief Operating Officer, was elected Chief
                        Executive Officer in 1991 and became Chairman of the Board in August 1996. Prior to such time, Mr. George served as the President of Honeywell Space and Aviation
                        Systems and the President of Honeywell Industrial
                        Automation and Control. Mr. George has been a director of the Company since July 1996 and is also a director of Dayton Hudson Corporation and Allina Health System.

Marvin L. Mann          Marvin L. Mann, age 64, has been Chairman and Chief
                        Executive Officer of Lexmark International, Inc. (a supplier of network and personal printers and information processing supplies) since March 1991 when the company was formed. Prior to such time, Mr. Mann served in a number of executive positions at International Business Machines Corporation. Mr. Mann has been a director of the Company since January 1997 and is also a director of M. A. Hanna Company and a member of the Fidelity Investments Board of Trustees.

Daryl J. White          Daryl J. White, age 50, served as the Senior Vice
                        President of Finance and Chief Financial Officer of
                        Compaq Computer Corporation (a computer equipment manufacturer) from 1988 to May 1996. Prior to such time, he held the positions of Corporate Controller and Director of Information Management at Compaq. Mr. White has been a director of the Company since July 1996 and is also a director of Paracelsus Healthcare Corp.

BOARD MEMBERS CONTINUING IN OFFICE -- CLASS III (TERM ENDING 1999)

Linda W. Hart           Linda W. Hart, age 57, is Vice-Chairman and Chief
                        Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in insulation manufacturing and residential and commercial services).
                        Prior to joining Hart Group in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas.
                        Ms. Hart is a former director of both Conner
                        Peripherals, Inc. and WordPerfect Corporation and is currently a director of each of the Hart Group companies, Hart Group, Inc. (management services and investments), Rmax, Inc. (insulation manufacturing),
                        Axon, Inc. (residential and commercial services), and Hart Leasing, Inc. (vehicle and equipment leasing). Ms.
                        Hart has been a director of the Company since July 1996.

William T. Monahan      William T. Monahan, age 50, was elected Chairman of the
                        Board, President and Chief Executive Officer of the
                        Company in March 1996 when the Company was spun-off from Minnesota Mining and Manufacturing Company ("3M") (a diversified manufacturer). From June 1993 to March 1996,
                        Mr. Monahan served as Group Vice President responsible for the Electro and Communication Group of 3M, and from May 1992 to May 1993, he served as Senior Managing
                        Director of 3M Italy. From September 1989 to May 1992,
                        Mr. Monahan was Vice President of the Data Storage
                        Products Division of 3M.

Mark A. Pulido          Mark A. Pulido, age 45, has been Chief Executive Officer
                        and President of McKesson Corporation (a supplier of healthcare products and services) since April 1997. From
                        May 1996 to April 1997 he served as the President and Chief Operating Officer of McKesson. From January 1996 to May 1996, Mr. Pulido served as President and Chief
                        Executive Officer of Sandoz Pharmaceuticals Corporation
                        (a research-based pharmaceutical manufacturer). From
                        December 1994 to December 1995, Mr. Pulido served as
                        Chief Operating Officer of Sandoz. Prior to that time,
                        Mr. Pulido served as Chairman, President & Chief
                        Executive Officer of Red Line HealthCare Corporation (a supplier of medical supplies and reimbursement services to the long-term healthcare industry), an affiliate of Sandoz. Mr. Pulido has been a director of the Company since July 1996.

BOARD MEMBERS CONTINUING IN OFFICE -- CLASS I (TERM ENDING 2000)

Lawrence E. Eaton       Lawrence E. Eaton, age 60, served as Executive Vice
                        President of the Information, Imaging and Electronic
                        Sector and Corporate Services of 3M from 1991 to his retirement in August 1996. Prior to 1991, Mr. Eaton served in various other capacities at 3M, including from 1986 to 1991 as Group Vice President, Memory
                        Technologies Group. Mr. Eaton has been a director of the Company since July 1996.

Michael S. Fields       Michael S. Fields, age 52, has been President of The
                        Fields Group (a management consulting firm) since May
                        1997. In June 1992, Mr. Fields founded Open Vision
                        (supplier of computer systems management applications for open client/server computing environments). Mr.
                        Fields served as Chairman and Chief Executive Officer of that company from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997.
                        Prior to June 1992, Mr. Fields held a number of executive positions at Oracle Corporation. Mr. Fields has been a director of the Company since January 1998 and is also a director of a number of private companies.

Ronald T. LeMay         Ronald T. LeMay, age 52, has served as President and
                        Chief Operating Officer of Sprint Corporation (a telecommunications company) since February 1996 (except for the period from July 1997 to October 1997 when he served as Chairman and Chief Executive Officer of Waste
                        Management, Inc. (provider of waste management services). He became a director of Sprint in 1993. From
                        March 1995 to September 1996, Mr. LeMay served as the
                        Chief Executive Officer of Sprint Spectrum, a partnership among Sprint, Tele-Communications, Inc.,
                        Comcast Corporation and Cox Communications. From 1989 to
                        1995, Mr. LeMay served as President and Chief Operating
                        Officer of Sprint Long Distance. Mr. LeMay has been a director of the Company since July 1996 (except for the period mentioned above when he served as Chairman and Chief Executive Officer of Waste Management) and is also a director of Yellow Corporation and Ceridian
                        Corporation.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES IN CLASS II AS DIRECTORS OF THE COMPANY FOR A THREE-YEAR TERM. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of Common Stock voting for the election of directors.

                                   ITEM NO. 2
             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has appointed Coopers & Lybrand L.L.P. ("C&L"), an independent certified public accounting firm, to audit the consolidated financial statements of the Company for 1998. C&L has audited the Company's financial statements for the years 1993 through 1997. Representatives of the firm will attend the Annual Meeting and will have an opportunity to make a statement if they desire, and also will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent auditors.

                                 OTHER BUSINESS

The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the shareholders is properly presented at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

                        EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company on April 15, 1998, together with their ages and business experience, are set forth below.

WILLIAM T. MONAHAN, age 50, is Chairman of the Board, President and Chief Executive Officer of the Company, and is also currently serving as the acting President, Customer Solutions. From June 1993 to March 1996, he was Group Vice President responsible for 3M's Electro and Communications Group, and from May 1992 to May 1993, he was Senior Managing Director of 3M Italy. From September 1989 to May 1992, he was Vice President of 3M's Data Storage Products Division.

CAROLYN A. BATES, age 51, is the Company's General Counsel. From 1991 to July 1, 1996, she was Assistant Chief Intellectual Property Counsel of 3M.

KRZYSZTOF K. BURHARDT, age 55, is Vice President and Chief Technology Officer for the Company. From July 1991 to July 1, 1996, he was Research and Development Vice President for 3M's Information, Imaging and Electronic Sector. Dr. Burhardt has announced his retirement from the Company effective April 30, 1998.

ROBERT L. EDWARDS, age 42, became Senior Vice President, Strategy, Planning and Chief Financial Officer for the Company on April 6, 1998. From 1995 to April 1998, he was Senior Vice President, Business Development for Santa Fe Pacific Pipelines, Inc. (an energy and transportation company.) From 1991 to 1994, he was Senior Vice President, Treasurer and Chief Financial Officer of that company. Prior to that time, Mr. Edwards served in a number of executive positions at Santa Fe Pacific Corporation.

DENNIS A. FARMER, age 54, is Vice President, Talent Effectiveness for the Company. From July 1996 to January 1997, he served as Vice President, Marketing and Public Affairs for the Company. From March 1994 to July 1996, he was Vice President of 3M's Data Storage Markets Division, and from May 1992 to February 1994, he was General Manager of that division.

DAVID G. MELL, age 51, is Vice President, Corporate Business Processes and Manufacturing Strategy for the Company. He was Vice President of 3M's Data Storage Tape Technology Division from May 1995 to July 1, 1996, Vice President of 3M's Data Storage Diskette and Optical Technology Division from March 1994 to April 1995, and General Manager of that division from May 1992 to February 1994.

CHARLES D. OESTERLEIN, age 55, is Vice President and President, Product Technologies for the Company. From 1994 to July 1, 1996, he was Vice President of 3M's Printing and Publishing Systems Division and from 1992 to 1994, he was General Manager of 3M's Audio and Video Technology Division.

CLIFFORD T. PINDER, age 51, is Vice President and President, Growth Technologies for the Company. From March 1994 to July 1, 1996, he was Vice President of 3M's Medical Imaging Systems Division, and from July 1993 to March 1994, he was Vice President of 3M's Photo Color Systems Division.

DAVID H. WENCK, age 54, is Vice President, International for the Company. From May 1995 to July 1, 1996, he was General Manager of 3M's Data Storage Optical Technology Division. From December 1994 to April 1995, he was Department Manager of 3M's Software Media and CD-ROM Services Department, and from July 1986 to September 1994, he was Project Manager of 3M's Optical Recording Project.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is comprised entirely of independent non-employee directors. The Committee is responsible for establishing the Company's executive compensation philosophy and administering the Company's compensation and stock ownership programs.

The Company uses cash and stock-based compensation for the following purposes:
(i) to motivate executives to achieve the Company's strategic objectives, (ii) to align the interests of executives with those of shareholders, (iii) to provide competitive total compensation in order to attract and retain highly qualified key executives, and (iv) to reward individual and Company performance.

In early 1997, based on a comparative compensation study conducted by a professional compensation consultant, the Committee made certain changes to the Company's executive compensation program which are discussed in this Report. At the end of 1996, the cash compensation of the Company's executive officers remained at essentially the same levels as such officers had received as employees of 3M prior to July 1, 1996 when the Company was spun-off from 3M (the "Spin-Off"). Prior to July 1, 1996 (the "Spin-Off Date"), the Company's Chief Executive Officer and the four other most highly paid executive officers were employees of 3M and served in capacities not comparable to the positions currently held by those individuals for the Company. The market study conducted by the compensation consultant analyzed the base salaries, incentive compensation and stock-based compensation of the Company's executive officers as compared to a number of peer group companies selected by the Committee with the assistance of the compensation consultant. The compensation peer group includes 15 companies which were selected based on the type of business, total revenues and/or financial structure of such companies. All of the companies in the compensation peer group are included in the S&P 400 Index. The compensation peer group, however, is broader than the Pacific Stock Exchange High Technology Index used in the Shareholder Return Performance Graph on page 15, since the Company's product lines are generally more diverse than those of the technology companies included in that index.

The key components of the Company's executive compensation program are base salary, cash incentive compensation, and long-term stock-based incentive compensation. These components are described separately below. In determining compensation, the Committee considers all elements of an executive's compensation package. The Company's compensation program is designed to enhance shareholder value by linking a significant portion of executive officers' compensation directly to the Company's financial performance. The objective is to target cash incentive compensation for executive officers at competitive levels compared to executive officers of companies in the compensation peer group such that the executive's total cash compensation (comprising incentive compensation and base salaries) will be slightly below the 50th percentile of the targeted total cash compensation levels of executive officers in the peer group.

BASE SALARY. Based on the findings of the compensation study referenced above, the Committee adjusted the base salary levels for the Company's executive officers, effective January 1, 1997. In general, the salary levels of the executive officers were increased to approximately the 40th percentile of base salary levels for comparable positions at companies in the compensation peer group, consistent with the Company's desire to emphasize incentive compensation for executive officers. In late 1997, as a result of the Company's financial performance in 1997 and the restructuring actions recently announced by the Company, the Company announced a pay freeze for all of its employees to remain in effect through June 30, 1998. Therefore, the Committee will not consider any adjustments to the base salary levels of the Company's executive officers until after June 30, 1998.

The Committee intends to review the base salaries of executive officers on an annual basis. In determining appropriate salary levels, the Committee will consider individual performance, level of responsibility, scope and complexity of the position, and salary levels for comparable positions at companies in the compensation peer group. Factors to be considered in determining base salary are not assigned pre-determined relative weights.

INCENTIVE COMPENSATION. During 1997, quarterly incentive compensation payments were made to executive officers and other management personnel pursuant to the Company's Success Sharing Plan based upon the achievement of specified quarterly economic profit improvement targets for the Company as a whole. These targets were based on the overall financial goal established by the Company at the time of the Spin-Off of improving the Company's economic profit by $150 million over the three-year period ending December 31, 1998. For purposes of the Success Sharing Plan, the Company defines "economic profit" as the measurement of operating income after taxes in excess of a charge for the cost of capital. The Company achieved 84 and 17 percent, respectively, of the Company's economic profit improvement targets for the first and second quarters of 1997, resulting in incentive payments to the five most highly compensated executive officers as reported in the Summary Compensation Table. During the third and fourth quarters of 1997, the Company did not achieve any economic profit improvement and, therefore, no incentive compensation payments were made for those quarters.

The Committee has made a number of changes to the Company's incentive compensation program for 1998 in order to strengthen the incentives for building shareholder wealth. Under the Company's 1998 Success Sharing Program, no incentive compensation will be payable unless at least 75 percent of the specified performance targets are achieved, and an accelerator will be applied to the incentive compensation payable in the event the Company exceeds targeted performance. The accelerated payment for above-target performance is designed to motivate the Company's executives and other management personnel to exceed the very aggressive financial goals established by the Company for 1998. Incentive compensation payable to the executive officers will be based on the achievement of a specified economic profit improvement target for the Company as a whole. Incentive compensation for other management personnel will be based on a combination of specified business unit and corporate performance targets. The 1998 Success Sharing Plan provides for an annual payment of incentive compensation earned under the Plan, with a mid-year progress payment of up to 35% of total year targeted incentive compensation, payable only in the event the Company generates a level of operating income during the first six months of 1998 that equals or exceeds the amount of operating income reflected in the Company's business plan for that period.

STOCK-BASED COMPENSATION. The Committee and management believe that broad and significant employee ownership of Company stock effectively motivates the building of shareholder wealth and aligns the interests of employees with those of the Company's shareholders.

The Committee uses the Company's 1996 Employee Stock Incentive Program (the "1996 Plan") to attract and retain qualified employees by awarding stock options, stock appreciation rights and other stock-based awards. Stock options are granted periodically by the Committee in its discretion to executive officers and other employees based on their potential impact on corporate results (i.e., the person's level of responsibility in the organization) and on their individual performance. A total of 1,530 employees were granted options under the 1996 Plan during 1997. The size of stock option grants to the Chief Executive Officer and other executive officers is periodically reviewed against option grants made by companies in the compensation peer group to their chief executive officers and other senior executives. The size of each stock option grant made to executive officers in 1997 was determined by targeting the value of the option grant at the median value of option grants made by other companies in the compensation peer group to executives in comparable positions. The table entitled "Option Grants in Last Fiscal Year
(1997)" on page 13 summarizes the stock options granted during 1997 to the five most highly compensated executive officers.

The 1996 Plan also authorizes the Committee to make awards of restricted stock to selected employees, and in so doing to determine the number of shares to be awarded, the length of the restricted period, the purchase price, if any, to be paid by the employee, and whether any other restriction will be imposed in connection with such awards. No awards of restricted stock have been made pursuant to the 1996 Plan; however, the Committee may consider awards of restricted stock if such awards are deemed important in retaining, attracting and motivating key management personnel.

CHIEF EXECUTIVE OFFICER COMPENSATION. The Chief Executive Officer's base salary was established by the Committee at $530,040 in January 1997. This amount places Mr. Monahan's base salary at approximately the 40th percentile of competitive base salary levels for chief executive officers in the compensation peer group, reflecting the fact that the Company places more emphasis on variable compensation than it does on base salary for executive officers. Mr. Monahan received quarterly incentive payments in 1997 totaling $108,575 based on the achievement of corporate economic improvement targets pursuant to the Company's Success Sharing Plan as discussed above. Mr. Monahan also received options to purchase a total of 45,000 shares of Company stock during 1997. The size of the stock option grant was based on the median value of option grants made by other companies in the compensation peer group to their chief executive officers.

At the time of the Spin-Off, the Company entered into an employment agreement with Mr. Monahan, the terms of which are described below under "Employment Agreement."

The non-employee members of the Board of Directors met without the CEO on January 6, 1998 to evaluate the CEO's performance for 1997. The results of the evaluation will be used by the Committee for purposes of determining any changes to the CEO's compensation for 1998.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The Committee intends to ensure that all compensation paid to the executive officers named in the Summary Compensation Table continues to meet the deductibility requirements of Section 162(m) to the extent that such requirements do not compromise the Company's ability to design effective compensation plans that meet the Company's executive compensation objectives described above.

SUMMARY. The Compensation Committee believes the compensation plans for the Company's executive officers have been designed so as to focus the efforts of the Company's executive officers on the achievement of the Company's business strategy and corporate objectives and to align the executives' interests with those of its shareholders. The Committee will continue to evaluate these programs to ensure they continue to do so.

                                        COMPENSATION COMMITTEE

                                        Mark A. Pulido, Chair
                                        Michael S. Fields
                                        Linda W. Hart
                                        Daryl J. White

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                               ANNUAL COMPENSTION                 LONG-TERM COMPENSATION
                                     -------------------------------------- -----------------------------------
                                                                                     AWARDS            PAYOUTS
                                                                            ------------------------- ---------
                                                                                          SECURITIES
                                                                             RESTRICTED   UNDERLYING     LTIP     ALL OTHER
                               YEAR                 BONUS     OTHER ANNUAL      STOCK       OPTIONS    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION    (1)      SALARY       (2)      COMPENSATION     AWARDS         (3)        (4)         (5)
----------------------------- ------ ----------- ----------- -------------- ------------ ------------ --------- -------------
W. T. Monahan,                1997    $530,040    $108,575         $0            $0          45,000    $     0     $ 16,357
 Chairman and Chief           1996     467,500     390,410          0             0         212,489     85,690      203,764
 Executive Officer            1995     236,025     124,964          0             0          11,948     48,455       18,997

C. T. Pinder,                 1997     220,020      39,138          0             0          18,000          0       12,212
 Vice President &             1996     198,880      59,804          0             0          35,146     49,610       51,582
 President Growth             1995     171,800      26,916          0             0           6,618     39,645       11,142
 Technologies

C. D. Oesterlein,             1997     220,020      39,138          0             0          18,000          0       19,325
 Vice President &             1996     184,680      69,928          0             0          32,660     49,610       64,526
 President, Product           1995     174,400      35,014          0             0           4,800     39,645       20,101
 Technologies

J. D.Burchill                 1997     220,020      39,138          0             0          18,000          0        4,432
 Chief Financial Officer(6)   1996     168,230      71,594          0             0          32,660          0       34,975
                              1995     111,554      27,699          0             0           2,497          0        2,946

D. G. Mell,                   1997     215,040      39,138          0             0          18,000          0       20,511
 Vice President, Corporate    1996     183,900      64,582          0             0          32,660     49,610       67,225
 Business Processes and       1995     164,870      46,316          0             0           4,995     39,645       19,789
 Manufacturing Strategy

------------------
(1) Compensation for 1995 and the first half of 1996 was determined solely by 3M and was for services rendered by the named individuals prior to the Spin-Off Date. The services rendered to 3M were, in many cases, in capacities not comparable to the positions currently held by those individuals for the Company.

(2) The amounts shown under the heading "Bonus" for 1995 are cash payments received by the named individuals under 3M's Profit Sharing Plan. Payments under the 3M Profit Sharing Plan were based upon 3M's performance and were variable in accordance with a predetermined formula. The amounts shown in this column for 1996 include the following total cash payments received by the named individuals under the 3M Profit Sharing Plan during the first half of 1996: W. T. Monahan, $170,068; C. T. Pinder, $27,614; C. D. Oesterlein, $30,141; J. D. Burchill, $31,400 and D. G. Mell, $34,770. The remainder of the amounts shown for 1996 and the amounts shown for 1997 are cash payments received by the named individuals during such periods under the Company's Success Sharing Plan. These amounts were based on the Company's achievement of certain economic profit improvement targets for the Company as a whole. See "Compensation Committee Report on Executive Compensation."

(3) The stock options shown in this column for 1995 were granted to the named individuals by 3M prior to the Spin-Off Date and represent options to purchase 3M stock. In connection with the Spin-Off, options to purchase 3M stock ("3M Options") held by employees of the Company on the Spin-Off Date were retained as adjusted 3M options and were not converted to options for Common Stock. 3M remains solely responsible for satisfying all exercises of 3M Options. The number of stock options shown for 1996 includes the following 3M Options granted to the named individuals by 3M prior to the Spin-Off Date pursuant to the exercise of a reload feature in outstanding 3M stock options: W. T. Monahan, 3,899 shares; C. T. Pinder, 2,486 shares; C.
    D. Oesterlein, 0 shares; J. D. Burchill, 0 shares; and D. G. Mell, 0 shares. The 3M Options are forfeitable by the named individuals upon termination of employment with the Company. The remainder of the stock options shown for 1996 and the stock options shown for 1997 are options to purchase Common Stock granted under the 1996 Plan.

(4) "LTIP Payouts" shown in this column for 1995 and 1996 reflect the value of certain LTIP grants made to the named individuals by 3M prior to the Spin-Off Date. The amounts shown reflect the value of the total grant for each individual under 3M's Performance Unit Plan after the three-year performance period (e.g., for 1996, the performance period was 1994-1996); however, no amount will be paid to these individuals under the grant for an additional three years pursuant to the terms of the grant. During this additional three-year period, interest will be paid at a rate determined by 3M's "return on capital employed." These rights are forfeited by the named individuals upon termination of employment with the Company. 3M remains solely responsible for amounts earned under all such LTIP grants made to the named individuals in years prior to 1996. The Company will be responsible for amounts payable pursuant to such LTIP grants made to the named individuals in 1996.

(5) "All Other Compensation" includes the following components: (a) the value of Company contributions of Common Stock to the accounts of the named individuals under the Retirement Investment Plan; (b) the value of premiums paid by the Company on split-dollar life insurance; (c) reimbursement for unused vacation time (for 1996 only); and (d) that amount of the 3M Performance Unit Plan earnings allocated during the year to the base amounts determined after the three year performance periods of each respective grant, to the extent that such earnings are in excess of market interest rates (as determined by the Securities and Exchange Commission) (for 1995 and 1996 only). For 1997, "All Other Compensation" included only components
    (a) and (b) described above, and the dollar value of each such component is:
    W. T. Monahan -- (a) $6,820; and (b) $9,537; C. T. Pinder -- (a) $6,688; and
    (b) $5,524; C. D. Oesterlein -- (a) $4,444; and (b) $14,881; J. D. Burchill
    -- (a) $4,432; and (b) $0; and D. G. Mell -- (a) $6,688; and (b) $13,823.

(6) Ms. Burchill left the employ of the Company on March 31, 1998.

                    OPTION GRANTS IN LAST FISCAL YEAR (1997)
--------------------------------------------------------------------------------

                                              INDIVIDUAL GRANTS(1)
                     ----------------------------------------------------------------------
                           NUMBER OF             % OF TOTAL
                           SECURITIES         OPTIONS GRANTED      EERCISE                          GRANT
                           UNDERLYING         TO EMPLOYEES IN       PRICE       EXPIRATION           DATE
NAME                  OPTIONS GRANTED (#)       FISCAL YEAR       ($/SHARE)        DATE        PRESENT VALUE(2)
------------------   ---------------------   -----------------   -----------   ------------   -----------------
W. T. Monahan               45,000                  1.91%         $  25.00      8-10-2007          $503,100
C. T. Pinder                18,000                  0.76%            25.00      8-10-2007           201,240
C. D. Oesterlein            18,000                  0.76%            25.00      8-10-2007           201,240
J. D. Burchill              18,000                  0.76%            25.00      8-10-2007           201,240
D. G. Mell                  18,000                  0.76%            25.00      8-10-2007           201,240

------------------
(1) All options were granted at the fair market value of a share of Common Stock on the grant date, become exercisable over a five-year period, and expire ten years from the grant date. All options vest immediately in the event of a change of control.

(2) In accordance with Securities and Exchange Commission Rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value for the options granted: expected life of the option of five years, volatility at 40%, no dividend yield, and discount rate at 6.18%.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1997)
                        AND FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                         SHARES         VALUE      OPTIONS AT FISCAL YEAR-END (#)        AT FISCAL YEAR-END($)(1)
                       ACQUIRED ON     REALIZED   -------------------------------   ---------------------------------
NAME                  EXERCISE (#)       ($)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------   --------------   ---------   -------------   ---------------   -------------   --------------
W. T. Monahan             2,000       $5,240         56,540           195,050             $0              $0
C. T. Pinder                  0            0          8,610            42,050              0               0
C. D. Oesterlein              0            0          8,610            42,050              0               0
J. D. Burchill            3,200       20,320          5,410            42,050              0               0
D. G. Mell                    0            0          8,610            42,050              0               0

COMPENSATION UNDER RETIREMENT PLANS

The Company's Cash Balance Pension Plan (the "Pension Plan"), which is qualified under the applicable provisions of the Internal Revenue Code, covers substantially all domestic employees of the Company. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee's account (equal to 6% of each employee's annual eligible earnings) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the Plan year 1997, the interest crediting rate was 6.48%. At retirement, participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value. Certain limitations on the amount of benefits under tax qualified plans, such as the Company's Retirement Investment Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and Tax Reform Act of

1986 ("TRA"). The Company's nonqualified supplemental benefit plan provides for the payment of amounts to employees who may be affected by those limitations so that, in general, total benefits will be equal to the level of benefits which would have been payable under the named plans but for the ERISA and TRA limitations.

The estimated annual compensation payable to each of the individuals named in the Summary Compensation Table as a single life annuity payable at age 65 under both the Company's qualified and nonqualified plans (assuming that the named individuals continue to be employed by the Company until age 65 and receive 5% annual compensation increases) are as follows: W. T. Monahan, $170,573; C. T. Pinder, $60,157; C. D. Oesterlein, $36,215; J. D. Burchill, $130,821; and D. G.
Mell, $61,276.

Each of the individuals named in the Summary Compensation Table also will retain, so long as such individual remains employed with the Company, his or her right to receive benefits accrued as of the Spin-Off Date under 3M's pension plan. Employees who were 3M employees immediately prior to the Spin-Off, including the individuals named in the Summary Compensation Table, whose age and years of 3M pension service as of the Spin-Off Date equal or exceed 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M's pension plan based on their combined pension service with the Company and 3M, and will have their 3M accrued benefits as of the Spin-Off Date increased following the Spin-Off by 4% per year of employment with the Company. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by the Company. Each of the individuals named in the Summary Compensation Table is eligible to continue to accrue service credit under 3M's pension plan as described above. The annual amount payable by the Company to each of the named individuals (assuming retirement from the Company at age 65) is as follows: W. T. Monahan, $56,093; C. T. Pinder, $26,544; C. D. Oesterlein, $28,904; J. D. Burchill, $23,117; and D. G. Mell, $34,696.

EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement with Mr. Monahan, which commenced as of the Spin-Off Date for an initial four-year term, with automatic one-year renewals commencing as of the second anniversary of the Spin-Off Date, unless notice not to renew is given by either party. Pursuant to the agreement, Mr. Monahan will serve as the Chief Executive Officer of the Company, and the Company will use its best efforts to have Mr. Monahan elected to the Board.

The agreement provides that if Mr. Monahan's employment is terminated by the Company without cause or by Mr. Monahan for good reason, he will be entitled to receive, for the remainder of the term of the agreement (i) base salary, (ii) annual incentive compensation equal to the average annual incentive awards for the three completed years immediately preceding the date of employment termination (including, if applicable annual incentive awards received from 3M for any year within the applicable three-year period), plus a pro rata annual incentive award for the year in which termination of employment occurs, (iii) the additional benefits that Mr. Monahan would have been entitled to receive under the Company's defined benefit pension plans had he remained an employee during the remainder of the term of the agreement, based on the base salary and incentive compensation levels described in clauses (i) and (ii) above, and (iv) continued participation in all welfare benefit plans, subject to an offset to the extent similar benefits are made available to Mr. Monahan without cost under welfare benefit plans of a subsequent employer. In addition, Mr. Monahan's equity-based awards will become fully vested and, with respect to his stock options, fully exercisable, as of his date of termination.

The agreement provides that if Mr. Monahan's employment is terminated by reason of death, his estate or designated beneficiary will be entitled to receive his base salary and a prorated annual incentive compensation award for a period of one year. If his employment is terminated by reason of disability, he will be entitled to receive a prorated annual incentive compensation award for a period of one year.

The agreement also provides that if Mr. Monahan receives payments under his agreement that would subject him to any federal excise tax due under Section 280G of the Internal Revenue Code, then he will also receive a cash "gross-up" payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied.

During (i) the term of the agreement, (ii) any period during which Mr. Monahan continues to receive salary pursuant to the terms of the agreement, and (iii) the one-year period following termination of Mr. Monahan's employment by the Company for cause or by Mr. Monahan other than for good reason, Mr. Monahan is required to comply with provisions regarding non-competition, non-solicitation of employees, disparagement of the Company, return of work papers and compliance with policies regarding confidentiality of information.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

The graph and table below compare the cumulative total shareholder return on the Company's Common Stock during the period commencing July 15, 1996 (the date on which the Common Stock began regular way trading on the New York Stock Exchange) and ending on December 31, 1997 with the cumulative total return on the S&P 400 Index and the Pacific Stock Exchange High Technology Index ("PSE High Tech Index") over the same period. The graph and table assume the investment of $100 on July 15, 1996 in each of the Company's Common Stock, the S&P 400 Index and the PSE High Tech Index and reinvestment of all dividends.

COMPARISON OF TOTAL RETURN
   AMONG IMATION CORP., S&P 400 INDEX AND PSE HIGH TECH INDEX

[PLOT POINTS GRAPH]


(TOTAL RETURN INDEX)              7/15/96      9/30/96     12/31/96      3/31/97      6/30/97      9/30/97     12/31/97
------------------------------ ------------ ------------ ------------ ------------ ------------ ------------ -----------
Imation Corp .................  $  100.00    $  102.80    $  117.19    $  104.17    $  109.38    $  110.67    $  66.67
S&P 400 Index ................     100.00       111.04       117.36       115.20       131.58       152.17      152.94
PSE High Tech Index ..........     100.00       121.95       133.09       132.95       155.05       184.68      159.64

                            COMMON STOCK INFORMATION

As of April 9, 1998, there were 40,597,915 shares of the Company's common stock, $.01 par value ("Common Stock"), outstanding held by approximately 61,299 shareholders of record. The Company's Common Stock is listed on the New York and Chicago Stock Exchanges under the symbol IMN. The Company did not pay any dividends during 1997. Future dividends will be determined by the Company's Board of Directors.

The following table sets forth, for the periods indicated, the high and low sales prices of Common Stock as reported on the New York Stock Exchange Composite Transactions. The Company's Common Stock commenced regular way trading on the New York Stock Exchange on July 15, 1996.


                               1997 SALES PRICES           1996 SALES PRICES
                           -------------------------   -------------------------
                               HIGH          LOW           HIGH          LOW
                           -----------   -----------   -----------   -----------
First Quarter ..........     $ 30.38       $ 25.00            --            --
Second Quarter .........     $ 27.38       $ 22.25            --            --
Third Quarter ..........     $ 29.69       $ 22.31       $ 26.25       $ 20.38
Fourth Quarter .........     $ 24.25       $ 15.56       $ 33.00       $ 22.75

                                     GENERAL

The costs of preparing, printing and mailing this Proxy Statement will be paid by the Company, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies from shareholders for a fee of $15,000, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc.

A copy of the Company's 1997 Summary Annual Report to Shareholders is being sent to shareholders with this Proxy Statement. IMATION WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO:

            INVESTOR RELATIONS
            IMATION CORP.
            1 IMATION PLACE
            OAKDALE, MN 55128

Any shareholder proposal intended to be presented for consideration at the 1999 Annual Meeting must be received at the principal executive offices of the Company by the close of business on December 28, 1998 in order to be included in the Company's Proxy Statement. Such proposals must also comply with all applicable statutes and regulations. Proposals should be sent to the attention of the Corporate Secretary.

Dated: April 30, 1998                   BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ Cathy R. Sams

                                        Cathy R. Sams
                                        Corporate Secretary

                                  IMATION CORP.

                           1997 FINANCIAL INFORMATION



                          (APPENDIX TO PROXY STATEMENT)

                                  IMATION CORP.
                           1997 FINANCIAL INFORMATION


                                                                  PAGE
                                                                 -----
Selected Consolidated Financial Data .........................    A-3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations ..............    A-4

Consolidated Statements of Operations ........................    A-14

Consolidated Balance Sheets ..................................    A-15

Consolidated Statements of Shareholders' Equity ..............    A-16

Consolidated Statements of Cash Flows ........................    A-17

Notes to Consolidated Financial Statements ...................    A-18

Report of Independent Accountants. ...........................    A-37

Management's Responsibility for Financial Reporting ..........    A-38

                                  IMATION CORP.
                      SELECTED CONSOLIDATED FINANCIAL DATA*

                                          1997           1996           1995           1994          1993
                                       ----------     ----------     ----------     ----------    ----------
(IN MILLIONS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
 Net revenues ......................   $  2,201.8     $  2,278.2     $  2,245.6     $  2,280.5    $  2,307.8
 Gross profit ......................        770.8          795.4          724.7          838.5         886.2
 Selling, general and administrative        580.6          563.0          539.4          531.5         529.0
 Research and development ..........        194.9          183.1          222.4          211.2         216.7
 Restructuring charges .............        170.0           53.9          111.8           --            --
 Operating income (loss) ...........       (174.7)          (4.6)        (148.9)          95.8         140.5
 Income (loss) before tax and
  minority interest ................       (206.0)         (15.0)        (166.8)          81.3         127.4
 Net income (loss)(1) ..............       (180.1)         (20.5)         (85.0)          54.3          75.3
 Basic and diluted earnings (loss)
  per common share .................        (4.54)         (0.49)         (2.02)          1.28           n/a

Balance Sheet Data:
 Working capital ...................   $    538.9     $    607.3     $    658.4     $    714.0    $    618.4
 Property, plant and equipment, net         381.6          480.1          513.2          654.9         642.2
 Total assets ......................      1,665.5        1,573.3        1,541.5        1,671.7       1,545.6
 Long-term debt ....................        319.7          123.1           --             --            --
 Total liabilities .................        983.3          643.0          392.8          371.7         345.8
 Total shareholders' equity ........        682.2          930.3        1,148.7        1,300.0       1,199.8

Other Information:
 Current ratio .....................          2.0            2.5            3.2            3.5           3.4
 Days sales outstanding ............           76             77             78             76            70
 Months in inventory ...............          3.4            3.2            3.4            4.0           3.2
 Assets/equity .....................          2.4            1.7            1.3            1.3           1.3
 Return on assets(2) ...............          1.3%           2.6%           0.2%           3.4%          4.9%
 Return on equity(2) ...............          2.5%           3.9%           0.3%           4.3%          6.3%
 Capital expenditures ..............   $    116.3     $    167.4     $    180.2     $    182.7    $    211.4
 Number of employees ...............        9,800          9,400         12,300         13,000        13,500

------------------
 * See "Management's Discussion and Analysis of Financial Condition and Results of Operations-General Overview" for a description of the basis of presentation of the financial information presented in this table.

(1) Net Income, excluding restructuring and other special charges, in 1997, 1996 and 1995 was $20.3 million, $40.1 million and $3.3 million, respectively (see Note 5 of Notes to Consolidated Financial Statements).

(2) Return percentages are calculated using net income, excluding restructuring and other special charges noted in (1) above for 1997,1996 and 1995.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

The Company was formed in March 1996 as a result of the decision by 3M to spin-off a separate company comprised of substantially all of the businesses previously operated within 3M's data storage and imaging systems groups (the "Transferred Businesses"). To effectuate the transaction, on June 18, 1996, the Board of Directors of 3M declared a dividend payable to the holders of record of 3M common stock as of June 28, 1996, based upon a ratio of one share of the Company's common stock, par value $0.01 per share (the "Common Stock"), for every ten shares of 3M common stock owned on the record date. Effective July 1, 1996, the Company began operations as an independent, publicly held company. In 1997 the Company completed its first full year of operations as an independent company. Prior to July 1, 1996, the financial statements of the Company reflect the results of operations, financial position and cash flows of the Transferred Businesses as such businesses operated within 3M. As a result, the financial statements of the Company prior to July 1, 1996 have been carved out from the financial statements of 3M using the historical results of operations and historical basis of the assets and liabilities of such businesses. The Company's statements of operations prior to July 1, 1996 include all of the related costs of doing business, including charges for the use of facilities and for employee benefits, and include an allocation of certain general corporate expenses of 3M which were not directly related to these businesses, including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. Management believes these allocations were made on a reasonable basis. The financial information included herein for periods prior to July 1, 1996 may not necessarily be indicative of the results of operations, financial position and cash flows of the Company had the Company been a separate, independent company during the periods presented.

In connection with the Spin-Off, the Company implemented certain reorganization actions in order to rationalize its manufacturing operations, streamline its organizational structure and write-off impaired assets. In connection with these actions and based upon the timing criteria required for the recognition of such changes, the Company recorded pre-tax charges in 1995 and 1996 totaling $254.7 million. The Company recorded $166.3 million of these charges in its 1995 statement of operations, primarily for the write-down of assets associated with its manufacturing rationalization programs, and $76.4 million in 1996, primarily related to employee separations for direct employees of the Company and one-time charges associated with start-up activities. In addition, in the fourth quarter of 1996, the Company recognized a non-tax-deductible charge of $12.0 million for the in-process research and development costs related to its acquisition of Luminous Corporation. (See Note 3 of Notes to Consolidated Financial Statements).

In July 1997, the Company aligned its organizational structure to allow greater accountability and focus in each of its product lines and business units. Under the new organizational structure, the Company's businesses are grouped into three organizations--Product Technologies, Growth Technologies and Customer Solutions. The Product Technologies organization, which includes the Company's more mature business such as standard diskettes and conventional imaging, is being managed and structured for maximizing economic profit and return on assets. The Growth Technologies organization currently includes the Company's developmental and growth technology platforms including DryView(TM) medical imagers, SuperDisk(TM) products and high-end tape storage products currently being developed by the Company. The third organization, Customer Service Solutions, was created as a new business opportunity aimed at delivering total customer workflow solutions for the graphic arts and medical imaging industry.

In October 1997, the Company announced plans to further restructure its worldwide operations in order to improve the Company's competitive position, to focus resources on areas of strength and on growth opportunities, and to reduce costs and eliminate unnecessary structure. Specific planned actions include the restructuring of European operations, the sale of the CD-ROM business, the sale or closure of certain manufacturing facilities, and the realignment and reduction of general and administrative, manufacturing, marketing, and selected research and development areas. The Company recorded a $199.9 million pre-tax charge to fourth quarter 1997 earnings. The charge included approximately

$170.0 milion in restructuring charges primarily associated with employee separation benefits and fixed asset write-offs, and additional special charges of $29.9 million, primarily associated with restructuring-related asset write-downs and other year-end adjustments. The Company's 1997 results also include a third quarter non-tax-deductible charge of $41.7 million for in-process research and development costs related to the acquisition of Cemax-Icon, Inc. (See Note 3 of Notes to Consolidated Financial Statements).

The following table displays the Company's results of operations for 1997, 1996 and 1995, as reported, compared to results with the restructuring and other special charges recorded by the Company in such years excluded.

                                          1997                            1996                            1995
                              -----------------------------   -----------------------------   -----------------------------
(IN MILLIONS,
EXCEPT PER SHARE DATA)           REPORTED       ADJUSTED*        REPORTED       ADJUSTED*        REPORTED       ADJUSTED*
---------------------------   -------------   -------------   -------------   -------------   -------------   -------------
Net revenues                   $ 2,201.8       $ 2,201.8       $ 2,278.2       $ 2,278.2       $ 2,245.6       $ 2,245.6
Gross profit                       770.8           785.8           795.4           803.3           724.7           774.9
Operating income (loss)           (174.7)           61.5            (4.6)           83.8          (148.9)           17.4
Net income (loss)                 (180.1)           20.3           (20.5)           40.1           (85.0)            3.3
Basic and diluted earnings
 (loss) per common share       $   (4.54)      $    0.51       $   (0.49)      $    0.97       $   (2.02)      $    0.08

------------------
* Adjusted results exclude restructuring charges, special costs related to restructuring, acquisition related charges, and other year-end adjustments.

The Company has completed substantially all of its 1995 and 1996
Spin-Off-related restructuring plans. As part of these restructuring activities, the number of reported employees of the Company was reduced from approximately 12,300 at December 31, 1995 to 9,800 at December 31, 1997. The 1997
restructuring is expected to result in an additional net reduction of approximately 1,700 employees worldwide by the end of 1998.

At the time of the Spin-Off, the Company established an overall financial goal of improving the Company's economic profit (measured as operating income after taxes in excess of a charge for the use of capital) by $150 million over the three-year period ending December 31, 1998. As a result of a number of factors contributing to the Company's financial performance in 1997 and the restructuring actions recently announced by the Company, the Company does not expect to achieve its $150 million economic profit improvement goal by the end of 1998. As of December 31, 1997, the Company had achieved approximately $64 million in economic profit improvement since December 31, 1995. Cost reductions during this period contributed $35 million to this improvement and improved asset management contributed $39 million. Revenue declines during this period partially offset these improvements by $10 million.

RESULTS OF OPERATIONS

The following table sets forth the percentage relationship to revenue of certain items in the Company's Consolidated Statements of Operations for the years indicated.


                                                                          PERCENTAGE OF DOLLAR
   PERCENTAGE OF REVENUE                                                   INCREASE (DECREASE)
--------------------------                                          -----------------------------
1997      1996      1995                                            1997 VS 1996     1996 VS 1995
-------------------------------------------------------------------------------------------------
100.0%    100.0%    100.0%    Net revenues                               (3.4)%          1.5%
 35.0      34.9      32.3     Gross profit                               (3.1)           9.8
 26.4      24.7      24.0     Selling, general and administrative         3.1            4.4
  8.8       8.0       9.9     Research and development                    6.4          (17.7)
  7.7       2.4       5.0     Restructuring charges                     215.4          (51.8)
 (7.9)     (0.2)     (6.6)    Operating loss                         (3,697.8)          96.9
  1.5       0.5       0.8     Non-operating expense, net                201.0          (41.9)
 (1.2)      0.2      (3.1)    Income tax provision (benefit)            n/a              n/a
 (8.2)     (0.9)     (3.8)    Net loss                                 (778.5)          75.9

The following table includes the same information as above, but excludes the impact of restructuring and other special charges as discussed in "General Overview" above.


 PERCENTAGE OF REVENUE (EXCLUDING
  RESTRUCTURING AND OTHER SPECIAL                                       PERCENTAGE OF DOLLAR
             CHARGES)                                                    INCREASE (DECREASE)
---------------------------------                                   --------------------------
 1997       1996       1995                                         1997 VS 1996  1996 VS 1995
----------------------------------------------------------------------------------------------
100.0%     100.0%     100.0%    Net revenues                             (3.4)%        1.5%
 35.7       35.3       34.5     Gross profit                             (2.2)         3.7
 25.9       24.1       24.0     Selling, general and administrative       4.1          1.7
  7.0        7.5        9.7     Research and development                (10.5)       (21.5)
  2.8        3.7        0.8     Operating income                        (26.6)       381.6
  1.2        0.5        0.8     Non-operating expense, net              149.0        (41.9)
  0.7        1.4       (0.1)    Income tax provision (benefit)          (54.6)        n/a
  0.9        1.8        0.1     Net income                              (49.4)      1115.2

NET REVENUES

The following table sets forth the components of net revenue changes for 1997, 1996 and 1995.

                             1997                              1996                             1995
              ----------------------------------- ------------------------------ ----------------------------------
                  U.S.       INTL.       TOTAL       U.S.      INTL.     TOTAL       U.S.       INTL.      TOTAL
              ----------- ----------- ----------- --------- ---------- --------- ------------ --------- -----------
Volume             3.3%        9.0%        6.1%       5.6%      10.1%      7.9%       (0.5)%      6.3%       2.7%
Price             (4.1)       (6.7)       (5.4)      (2.9)      (7.0)     (4.9)       (5.4)      (7.3)      (6.3)
Translation         --        (8.3)       (4.1)        --       (2.9)     (1.5)         --        4.3        2.0
                  ----        ----        ----       ----       ----      ----        ----       ----       ----
Total             (0.8)%      (6.0)%      (3.4)%      2.7%       0.2%      1.5%       (5.9)%      3.3%      (1.6)%

Net revenues in 1997, 1996 and 1995 were $2,201.8 million, $2,278.2 million and $2,245.6 million, respectively. Net revenues decreased 3.4% percent in 1997 compared to an increase of 1.5 percent in 1996. Volume growth was 6.1 percent in 1997 compared to 7.9 percent in 1996. Volume growth in 1997 was driven by increased sales of newly introduced product platforms (primarily DryView laser imaging systems, SuperDisk products, Travan data cartridges, and Rainbow digital proofing systems), the acquisitions of Luminous Corporation and Cemax-Icon, Inc., and greater international market penetration in Asia and Latin America. Price declines were 5.4 percent in 1997 compared to 4.9 percent in 1996. Price erosion increased slightly during 1997 as the Company continues to experience pricing pressure across many of its product lines. The Company expects price declines to continue in the five to six percent range in the near term. Changes in currency exchange rates negatively impacted net revenues 4.1 percent in 1997 while negatively impacting net revenues 1.5 percent in 1996. The Company expects 1998 revenues to be positively impacted by the continued growth of its newly introduced product platforms and acquisitions partially offset by revenue declines in its mature products and businesses to be exited as part of its restructuring plans, continued pricing pressures, and negative impacts of foreign currency exchange rates.

Approximately 48 percent of the Company's net revenues in 1997 were from sales outside the United States compared to 49 percent in 1996, with this decrease primarily due to the impact of currency exchange rates. In 1995, 50 percent of the Company's net revenues were from outside the United States. In the Company's international operations, volume rose 9.0 percent in 1997 and 10.1 percent in 1996. The increase in volume growth in 1997 and 1996 was due to greater market penetration in Asia and Latin America and new product platforms. Price declines of 6.7 percent and 7.0 percent occurred in 1997 and 1996, respectively. The net result of the volume and price changes was a 2.3 percent revenue growth in local currencies in 1997 while local currency revenue increased 3.1 percent in 1996. Changes in currency exchange rates negatively impacted international net revenues by 8.3 percent in 1997 and by 2.9 percent in 1996. The Company continues to expect currency fluctuations and slowing international economies to negatively impact revenues in 1998.

United States net revenues declined by 0.8 percent in 1997 compared to an increase of 2.7 percent in 1996. The decrease in 1997 was driven by price declines in the Company's mature product lines and a decline in the desktop data cartridge business. Volume growth was 3.3 percent and 5.6 percent in 1997 and 1996, respectively, while price declines were 4.1 percent in 1997 compared to
2.9 percent in 1996.

GROSS PROFIT

Gross profit for 1997 was $770.8 million, which includes the impact of $15.0 million in special charges related primarily to the write-down of inventory. Gross profit for 1996 was $795.4 million, which includes the impact of $7.9 million in special charges primarily related to the write-off of certain packaging materials in connection with the Spin-Off. Gross profit in 1995 was $724.7 million, which includes the impact of $50.2 million in special charges primarily related to asset write-offs. Excluding the impact of special charges, gross profit in 1997, 1996 and 1995 would have been $785.8 million, $803.3 million and $774.9 million or 35.7 percent, 35.3 percent and 34.5 percent of revenues, respectively. This margin improvement was primarily due to volume increases, productivity improvements, and lower raw material costs, partially offset by lower selling prices, weakness in the desktop data cartridge business, and the impact of currency exchange rates. The general industry price increases for silver in early 1998 are expected to negatively impact 1998 gross profit; however, the Company hedges certain raw material commodity purchases which will somewhat offset the effect of these increased prices.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

In 1997, 1996 and 1995, selling, general and administrative expenses were $580.6 million, $563.0 million and $539.4 million, respectively. Excluding special charges of $9.5 million in 1997 and $14.6 million in 1996, selling, general and administrative expenses would have been $571.1 million and $548.4 million, or
25.9 percent and 24.1 percent of revenues, in 1997 and 1996, respectively. Selling, general and administrative expenses increased in 1997 in line with the Company's spending plans for increased advertising and promotional activities related to new product introductions (primarily SuperDisk products ) and for investments in the Company's information technology infrastructure and remained essentially unchanged in 1996 from 1995, when selling, general and administrative expenses were 24.0 percent of revenues. The 1997 and 1996 selling, general and administrative expenses include $20.8 million and $41.8 million, respectively, of start-up costs related to designing and implementing more efficient business processes and developing the Company's brand identity. These start-up costs are expected to continue in 1998. In 1998, the Company expects to begin amortizing capitalized software development costs associated with the design, testing and implementation of the Company's new IT systems. The Company expects these costs to be less than the amounts currently paid to 3M, through service contracts, for use of their systems.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses in 1997 and 1996 were $194.9 million and $183.1 million, respectively. Expenses in 1997 include a non-tax-deductible charge of $41.7 million for acquired in-process research and development costs related to the Company's acquisition of Cemax-Icon, Inc., while 1996 expenses include a non-tax-deductible charge of $12.0 million for acquired in-process research and development costs related to the Company's acquisition of Luminous Corporation. Research and development expenses in 1995 were $222.4 million, which include $4.3 million in special charges related to asset write-offs. Excluding the impact of acquisition-related and special charges, research and development expenses in 1997, 1996 and 1995 would have been $153.2 million, $171.1 million and $218.1 million, or 7.0 percent, 7.5 percent and 9.7 percent of revenues, respectively. The decrease in 1997 expenses of $17.9 million (excluding special charges) is due to continuing research and development cost structure improvements in line with Company expectations. The decrease in expenses from 1995 to 1996 is due to a consolidation of laboratories from fourteen to seven and higher than normal spending in 1995 reflecting investments made in a number of the Company's new products which came to market during 1995 and early 1996. In 1998, the Company will continue to invest in research and development relating to its growth businesses while decreasing its research and development costs for mature products.

RESTRUCTURING CHARGES

The Company recorded restructuring charges of $170.0 million, $53.9 million and $111.8 million in 1997, 1996 and 1995, respectively. These charges relate to the Company's reorganization and restructuring activities and include costs associated with employee separation benefits, fixed asset write-offs, and other business exit costs. The 1997 restructuring charge of $170.0 million consists of $91.5 million for employee separation related costs, $61.5 million for fixed asset write-downs, and

$17.0 million for other business exit costs. In 1998, the Company expects cost savings from the restructuring activities announced in 1997 of approximately $35 million.

OPERATING INCOME (LOSS)

The operating loss for 1997, 1996 and 1995 was $174.7 million, $4.6 million and $148.9 million, respectively. Losses in these years were the result of the restructuring and other special charges discussed above. Excluding these charges, operating income would have been $61.5 million in 1997 and $83.8 million in 1996. The decrease of $22.3 million in 1997 reflects lower gross profit and higher selling, general and administrative costs offset by lower research and development costs. Excluding the restructuring and other special charges, operating income would have been $17.4 million in 1995, with 1996 operating income representing an improvement of $66.4 million. This improvement is primarily a result of sales growth, higher gross profit, and lower research and development spending as discussed above.

NON-OPERATING EXPENSE

Non-operating expense for 1997 totaled $31.3 million as compared to $10.4 million for 1996. This increase is primarily due to increased interest expense on outstanding borrowings and foreign currency transaction losses. In 1996, non-operating expense decreased by $7.5 million from $17.9 million in 1995. This decrease is due to an increase in other income of $2.9 million, primarily related to investment gains prior to the Spin-Off, and to lower interest expense due to lower outstanding debt levels and a lower effective interest rate. Interest expense prior to the Spin-Off was based on an assumed $250 million in outstanding debt and 3M's effective interest rate during the period. The allocation of interest prior to the Spin-Off is more fully discussed in Note 7 of the Notes to Consolidated Financial Statements. The Company utilized certain financial instruments to manage risks associated with interest rate and foreign currency risks. See Note 8 of the Notes to Consolidated Financial Statements for a description of financial instruments held by the Company.

INCOME TAX

Excluding restructuring and other special charges, the Company's effective tax rate was 42.9 percent, 45.9 percent and 42.3 percent of pre-tax income for 1997, 1996 and 1995, respectively. While the Company continues to earn profits in high tax jurisdictions, future profits and the benefits of a tax effective structure are expected to decrease future tax rates. The Company has performed an analysis of the recoverability of deferred tax assets and has recorded valuation allowances for the portion not considered recoverable. At December 31, 1997, the Company had net deferred tax assets of $89.1 million. The future recoverability of the Company's net deferred tax assets is dependent upon the generation of future taxable income, primarily in the U. S. The Company believes that its restructuring plans announced in 1997 will result in the generation of sufficient future taxable income to recover the Company's recorded net deferred tax assets. See Note 6 of the Notes to Consolidated Financial Statements for a discussion of the years in which the net operating loss carryforwards available to the Company expire.

MINORITY INTEREST

Minority interest was $0.4 million and $11.3 million in 1996 and 1995, respectively. The 1995 minority interest includes $7.7 million of restructuring charges related to the Company's operations in Japan.

NET INCOME (LOSS)

The net loss for 1997 totaled $180.1 million ($4.54 per basic and diluted share), compared to a net loss of $20.5 million ($0.49 per basic and diluted share) in 1996 and $85.0 million ($2.02 per basic and diluted share) in 1995. Excluding restructuring and other special charges, net income would have been $20.3 million ($0.51 per basic and diluted share), $40.1 million ($0.97 per basic and diluted share), and $3.3 million ($0.08 per basic and diluted share) in 1997, 1996 and 1995, respectively. All per share amounts prior to the Spin-Off are based on an average number of shares outstanding equal to one-tenth the weighted average number of 3M shares outstanding based on the Spin-Off ratio of one share of the Company's stock for ten shares of 3M stock.

PERFORMANCE BY GEOGRAPHIC AREA

UNITED STATES

In 1997, United States net revenues totaled $1,150.5 million, down 0.8 percent from $1,159.5 million in 1996. Volume increased 3.3 percent while selling prices decreased 4.1 percent. Operating losses were $200.4 million in 1997 compared to $95.3 in 1996. Excluding restructuring and other special charges of $174.9 million in 1997 and $77.1 million in 1996, the operating loss would have been $25.5 million in 1997 and $18.2 million in 1996. The change of $7.3 million in 1997 is primarily due to continued price declines in the Company's mature products.

EUROPE, MIDDLE EAST AND AFRICA

Net revenues totaled $722.6 million in 1997, down 11.5 percent from $816.2 million in 1996. In 1997, volume increased 3.2 percent, selling prices declined
5.3 percent, and changes in currency exchange rates negatively impacted revenues by 9.4 percent. Excluding restructuring and other special charges in Europe of $64.5 million in 1997 and $9.8 million in 1996, operating income would have been $65.8 million in 1997 and $88.6 million in 1996, a decrease of $22.8 million.

LATIN AMERICA, ASIA AND CANADA

Net revenues increased by 8.7 percent in 1997 to $328.7 million. Changes in currency exchange rates caused revenues to decrease by 5.1 percent. Revenues were up 21.8 percent due to volume increases offset by selling price declines of
8.0 percent. Operating income increased by $13.2 million, after excluding restructuring and other special charges of $2.2 million in 1997 and $1.5 million in 1996.

FINANCIAL POSITION

The Company had 3.4 months of inventory on hand at December 31, 1997, compared to 3.2 months at December 31, 1996. The accounts receivable days sales outstanding was 76 days at December 31, 1997, down from 77 days at December 31, 1996. Other current assets were $141.7 million at December 31, 1997 compared to $94.5 million at December 31, 1996. This increase is primarily due to an increase in current deferred tax assets of $33.4 million, an increase in taxes receivable of $12.4 million, and an increase in prepaid expenses in Europe of $24.1 million, primarily related to prepaid value added taxes, offset by decreases in other prepaid items.

The net book value of property, plant and equipment at December 31, 1997 was $381.6 million, a decrease of $98.5 million from $480.1 million at December 31, 1996. This decrease is due to lower capital spending than depreciation expense, the write-down of assets as part of the Company's reorganization and restructuring process, and the effect of foreign exchange rates on translation of foreign subsidiary financial statements.

Accounts payable at December 31, 1997 decreased by $11.9 million from December 31, 1996. The balance in other current liabilities at December 31, 1997 was $313.7 million, an increase of $154.9 million over 1996. This increase is primarily due to an increase in the accrual for restructuring costs as discussed above.

LIQUIDITY

Cash provided by operating activities was $133.5 million in 1997, $306.0 million in 1996 and $256.8 million in 1995. The adjustments to net income include depreciation and amortization, which ranged from $147.5 million to $189.5 million per year during these periods, and restructuring and other special charges which were $241.6 million, $88.4 million and $166.3 million in 1997, 1996 and 1995, respectively. The Company expects net cash payments of approximately $100 million in 1998 related to the 1997 restructuring actions. Working capital and related cash requirements increased by $24.8 million in 1997 compared to a decrease of $40.3 million in 1996 and $30.7 million in 1995. The Company expects 1998 depreciation expense to be approximately $125 million.

Investing activities utilized cash of $240.6 million in 1997, $184.6 million in 1996 and $187.5 million in 1995. In 1997, capital spending was $116.3 million, and the Company expects capital expenditures in 1998 to be approximately $100 million. The Company also capitalized $97.8 million and $13.5 million of software expenditures in 1997 and 1996, respectively, primarily related to the development, testing and implementation of the Company's new IT systems. The Company plans to spend an additional $40 million during the first half of 1998. In addition, net cash paid in 1997 and 1996 related to acquisitions totaled $29.0 million and $10.3 million, respectively.

Prior to July 1, 1996, cash and equivalents and debt were not allocated to the Company from 3M since 3M uses a centralized approach to cash management and the financing of its operations. The Company's financing requirements prior to July 1, 1996 are represented by cash transactions with 3M and are reflected in "Net cash paid to 3M" in the consolidated statements of cash flows. This financial support was discontinued following the Spin-Off.

At December 31, 1997, the Company had borrowed $313.0 million under its $350 million 5-year revolving credit facility with a syndicate of banks (the "Credit Agreement"). As a result of the restructuring and other special charges recorded by the Company in its 1997 consolidated financial statements, as of December 31, 1997, the Company was not in compliance with certain of its financial covenants contained in the Credit Agreement. In December 1997, the Company obtained a limited waiver from the lenders who are parties to the Credit Agreement under which the lenders agreed to waive compliance by the Company with the financial covenants contained in the Credit Agreement during the period from December 17, 1997 to March 30, 1998. On March 30, 1998, the Company entered into a Limited Waiver and Amendment to its Credit Agreement, which provides for an extension through January 5, 1999 of the limited waiver granted in December 1997. During the extended waiver period, borrowings under the Credit Agreement will be collateralized by substantially all of the Company's assets and the Company will be required to maintain a specified minimum level of earnings before income taxes, depreciation and amortization (EBITDA). The Company will also incur certain fees and increased interest rates on outstanding borrowings under the Credit Agreement during the extended waiver period. The Credit Agreement also contains a number of provisions restricting the Company's ability to take certain actions, including the incurrence of additional indebtedness, the creation of additional liens, the making of certain restricted payments and the sale of substantial assets of the Company. It also contains certain ongoing reporting requirements, including computations regarding the Company's financial condition, absence of events of default and absence of material adverse changes in the financial condition or results of operations of the Company. The Company expects to enter into a new credit facility prior to December 31, 1998.

In addition to borrowings under the Company's Credit Agreement, certain subsidiaries have arranged borrowings locally outside of the Credit Agreement. As of December 31, 1997, $38.0 million of borrowings were outstanding, primarily short-term, under these arrangements.

In March 1997, the Company entered into a synthetic lease facility to fund the cost of construction of a new research and development facility at the Company's headquarters. Construction is expected to be completed in June 1998, at which time lease payments under the lease will commence. The Company has the option to purchase the facility at the end of the five-year lease term. In the event the Company elects not to exercise its purchase option, it will be obligated to arrange for the sale of the facility. The Company has guaranteed the lessor a sale price of $58.5 million in connection with any such sale of the facility. The synthetic lease facility contains a cross default provision to the Credit Agreement. The facility also requires that the Company comply with the financial covenants contained from time to time in the Company's Credit Agreement, or a replacement thereof, provided that any amendment or waiver of such covenants approved by the lenders under the Credit Agreement are also effective under the synthetic lease facility.

As of December 31, 1997, the Company had a ratio of debt to total capital of approximately 34 percent. The Company believes this ratio will decrease over time due to savings from restructuring activities and additional focus on more efficient utilization of working capital. The Company believes it has the financial resources needed to meet its business requirements in the foreseeable future.

On February 4, 1997, the Company announced a stock repurchase plan, authorizing the Company to repurchase up to two million shares of the Company's common stock. On March 13, 1997, the Company's Board of Directors increased the stock repurchase authorization to a total of six million shares of the Company's common stock. During the first and second quarters of 1997, the Company repurchased a total of approximately 2.5 million shares of the Company's common stock. As of December 31, 1997, the Company held 2.3 million shares of treasury stock acquired at an average price of $24.51 per share.

YEAR 2000 COMPLIANCE

The Company is currently assessing the impact of Year 2000 issues on its operations. A committee has been formed to oversee the identification, evaluation and implementation of any changes necessary to achieve Year 2000 compliance in the Company's products, operations and supply arrangements. The Company is in the process of designing, installing and implementing new corporate-wide IT systems that will enable it to operate independently from 3M. Major implementation efforts are scheduled to occur at the end of second quarter 1998. The Company presently believes that Year 2000 issues will not pose significant operational problems for the Company's new IT systems, as implemented. However, the Year 2000 issue may have a material impact on the operations of the Company in the event the Company's new IT systems are not implemented as planned. In addition, the Company is currently evaluating its product and service offerings to determine whether any modifications will be necessary to ensure Year 2000 functionality. At this time, the Company is unable to quantify the cost of any such modifications or other activities required to address the Year 2000 issue and therefore is unable to determine if such costs and expenses will be material to the Company.

RECENTLY ISSUED ACCOUNTING STANDARDS

The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, in 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity during the period of a business enterprise resulting from non-owner sources. Adjustments to the Company's net income to arrive at comprehensive income principally relate to foreign currency translation adjustments.

Effective with year-end 1998 reporting, the Company will adopt SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the reporting of operation segment information in both annual reports and interim financial reports issued to shareholders. The Company is reviewing the requirements of SFAS No. 131 but has not yet determined what segment information will be reported upon adoption. The Company believes that it may be required to present segment information beyond the one segment currently presented.

FORWARD LOOKING STATEMENTS

The Company and its representatives may from time to time make written or oral forward-looking statements with respect to future goals of the Company, including statements contained in this Report, the Company's other filings with the Securities and Exchange Commission and in the Company's reports to shareholders.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Among the factors that could cause the Company's actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are the following:

THE COMPANY'S ABILITY TO ESTABLISH A NEW BRAND AND IDENTITY. Prior to the Spin-Off, the Transferred Businesses had the benefit of certain 3M trademarks and 3M's reputation in marketing their products. Pursuant to agreements entered into with 3M, the Company continues to have the use of certain 3M trademarks for an agreed upon period of time following the Spin-Off. The Company's right to use certain 3M trademarks (such as the Scotch(TM) trademark) expires on June 30, 1998, while the right to use other 3M trademarks expires on June 30, 1999. The Company has made and continues to make significant investments in the development of the Company's identity and brand. However, there can be no assurance that the Company will be successful in this regard or that the loss of use of 3M trademarks might not have an adverse effect on the business of the Company.

COMPETITIVE INDUSTRY CONDITIONS. The Company operates in a highly competitive environment. The Company's competitors are both larger and smaller than the Company in terms of resources and market shares. The marketplaces in which the Company operates are generally characterized by rapid technological change, frequent new product introductions, evolution to digital business solutions, and declining prices in certain product lines. In these highly competitive markets, the Company's success will depend to a significant extent on its ability to continue to develop and introduce differentiated and innovative products and customer solutions successfully on a timely basis. The success of the Company's offerings is dependent on several factors including understanding customer needs, strong digital technology, differentiation from competitive offerings, market acceptance and lower costs. Although the Company believes that it can take the necessary steps to meet the competitive challenges of these marketplaces, no assurance can be given with regard to the Company's ability to take these steps, the actions of competitors, some of which will have greater resources than the Company, or the pace of technological changes.

CHANGING TECHNOLOGIES. The imaging and information industry is undergoing rapid technological change. As there is a greatly expanding need to manage and store more complex information in less time, with less resources and with greater accuracy, there is an increasing emphasis in the marketplace on solutions using digital technologies. In particular, the data storage market is characterized by short product development cycles that are driven by rapidly changing technology and consumer preferences as well as declining product prices. There can be no assurance that the Company will be able to continue to introduce new proprietary products, that the market will be receptive to its new products or that the Company's competitors will not introduce more advanced products ahead of the Company. In addition, while the Company currently has access to significant proprietary technologies through internal development and licensing arrangements with third parties, there can be no assurance that it will continue to have access to new competitive technologies that may be required to introduce new growth products in the markets served by the Company. In addition, new technological innovations generally require a substantial investment before any assurance is available as to their commercial viability. Therefore, the Company must make strategic decisions from time to time as to the technologies in which the Company desires to invest. If the Company is not successful in continuing to introduce new proprietary products in growth segments of the markets served by the Company, the Company may incur a material adverse impact on its business and financial results.

THE COMPANY'S ABILITY TO ESTABLISH INDEPENDENT IT SYSTEMS AND BUSINESS PROCESSES. The Company is making significant investments in establishing the Company's information technology ("IT") infrastructure and in re-engineering the Company's business processes. Prior to the Spin-Off, these and other corporate services were provided to the Transferred Businesses by 3M. For a transition period following the Spin-Off, 3M has continued to provide such services to the Company. During this transitional period the Company must establish its own services and support systems independent of 3M. The Company presently intends to implement a major portion of its new IT systems at the end of the second quarter of 1998 and is performing extensive testing on the new systems to detect any errors in the systems. However, as with all major IT system installations, there are a number of risks associated with implementation. If the Company is not able to implement the IT systems as planned or if the Company incurs delays or problems in the implementation, or if the installation results in lost data that is critical to the Company's operations, the additional costs associated with such events may have a material adverse impact on the Company's business and financial results.

INTERNATIONAL OPERATIONS AND FOREIGN CURRENCY. The Company does business in more than 60 countries outside the United States. International operations, which comprised approximately 48% of the Company's revenues in 1997, may be subject to various risks which are not present in domestic operations, including political instability, the possibility of expropriation, restrictions on royalties, dividends and currency remittances, local government involvement required for operational changes within the Company, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers' councils. In addition, the Company's business and financial results are affected by fluctuations in world financial markets, including foreign currency exchange rates. The Company's foreign currency hedging policy attempts to mitigate some of these risks; however, these risk management activities are not comprehensive and there can be no assurance that these programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in foreign exchange rates.

INTELLECTUAL PROPERTY RIGHTS. The Company's success depends in part on its ability to obtain and protect its intellectual property rights and to defend itself against intellectual property infringement claims of others. If the Company is not successful in defending itself against claims that may arise from time to time alleging infringement of the intellectual property rights of others, the Company could incur substantial costs in implementing remediation actions, such as redesigning its products or processes or acquiring license rights. Such costs or the disruption to the Company's operations occasioned by the need to take such actions could have a material adverse effect on the Company. See Note 16 of Notes to Consolidated Financial Statements. In addition, the Company utilizes valuable non-patented technical know-how and trade secrets in its product development and manufacturing operations. Although the Company utilizes confidentiality agreements and other measures to protect such proprietary information, there can be no assurance that these agreements will not be breached or that competitors of the Company will not acquire the information as a result of such breaches or through independent development. The Company has pursued a policy of aggressively enforcing its intellectual property rights against others who may infringe those rights. In connection with such enforcement actions, the Company may incur significant costs for which the Company may or may not be reimbursed by the alleged infringer.

NET LOSSES FOR 1997, 1996 AND 1995; RESTRUCTURING CHARGES. The Company began operations as an independent public company on July 1, 1996 and therefore does not have a lengthy operating history as an independent company. The Company reported net losses of $180.1 million in 1997, $20.5 million in 1996 and $85.0 million in 1995. These results include restructuring charges and other special charges totaling $241.6 million in 1997, $88.4 million in 1996 and $166.3 million in 1995. Excluding these charges, the Company would have reported net income of $20.3 million in 1997, $40.1 million in 1996 and $3.3 million in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." While the Company's recently announced restructuring plans are designed to reduce the Company's cost structure and improve its profitability, there can be no assurance that the Company will be successful in achieving its financial improvement goals in the future. In addition, although the Company has no current plans to do so, if it becomes necessary for the Company to shut down or restructure additional businesses and operations in the future, it could incur substantial, additional charges in the process. The recording of these charges could have a material adverse impact on the Company's financial condition.

FLUCTUATIONS IN THE COMPANY'S STOCK PRICE. The Company's stock price may be subject to significant volatility. If revenue or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate impact on the Company's stock price. The stock price may also be affected by broader market trends unrelated to the Company's performance.

FUTURE CAPITAL REQUIREMENTS. In connection with the Spin-Off, the Company entered into a $350 million credit facility with a syndicate of banks. As of December 31, 1997, the Company had borrowed approximately $313.0 million under this facility. As a result of the restructuring and other special charges recorded by the Company in its 1997 consolidated financial statements, the Company is not currently in compliance with certain of its financial covenants contained in its Credit Agreement. The Company has obtained waivers for compliance with those covenants from its lenders through January 5, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity." The Company expects to enter into a new credit facility prior to January 5, 1999 and believes that it will be able to obtain a credit facility of a size and with financial covenants acceptable to the Company. However, the terms of the new credit facility, including the financial covenants contained therein, may affect the Company's sources and cost of capital.

                                  IMATION CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                     1997         1996         1995
---------------------------------------   ---------    ---------    ---------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net revenues ..........................   $ 2,201.8    $ 2,278.2    $ 2,245.6
Cost of goods sold ....................     1,431.0      1,482.8      1,520.9
                                          ---------    ---------    ---------
 Gross profit .........................       770.8        795.4        724.7

Operating expenses:
 Selling, general and administrative ..       580.6        563.0        539.4
 Research and development .............       194.9        183.1        222.4
 Restructuring charges ................       170.0         53.9        111.8
                                          ---------    ---------    ---------
  Total operating expenses ............       945.5        800.0        873.6

Operating loss ........................      (174.7)        (4.6)      (148.9)
Interest expense ......................        15.7         14.2         18.8
Other, net ............................        15.6         (3.8)        (0.9)
                                          ---------    ---------    ---------
Loss before tax and minority interest .      (206.0)       (15.0)      (166.8)
Income tax provision (benefit) ........       (25.9)         5.9        (70.5)
Minority interest .....................        --           (0.4)       (11.3)
                                          ---------    ---------    ---------
Net loss ..............................   $  (180.1)   $   (20.5)   $   (85.0)
                                          =========    =========    =========
Basic and Diluted loss per common share   $   (4.54)   $   (0.49)   $   (2.02)
                                          =========    =========    =========
Weighted average shares outstanding ...        39.7         41.3         42.0
                                          =========    =========    =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.
                           CONSOLIDATED BALANCE SHEETS


AS OF DECEMBER 31,                                                  1997        1996
---------------------------------------------------------------   --------    --------
(IN MILLIONS, EXCEPT SHARE AMOUNTS)
Assets
Current Assets
 Cash and equivalents .........................................   $  103.5    $   61.7
 Accounts receivable, net .....................................      459.3       479.6
 Inventories ..................................................      399.9       392.8
 Other current assets .........................................      141.7        94.5
                                                                  --------    --------
  Total current assets ........................................    1,104.4     1,028.6
Property, Plant and Equipment, Net ............................      381.6       480.1
Other Assets ..................................................      179.5        64.6
                                                                  --------    --------
 Total Assets .................................................   $1,665.5    $1,573.3
                                                                  ========    ========
Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable .............................................   $  182.2    $  194.1
 Accrued payroll ..............................................       38.3        41.9
 Short-term debt ..............................................       31.3        26.5
 Other current liabilities ....................................      313.7       158.8
                                                                  --------    --------
  Total current liabilities ...................................      565.5       421.3
Other Liabilities .............................................       98.1        98.6
Long-term Debt ................................................      319.7       123.1
Commitments and Contingencies

Shareholders' Equity
 Preferred stock, $.01 par value, authorized 25,000,000 shares,
  none issued and outstanding .................................       --          --
 Common stock, $.01 par value, authorized 100,000,000 shares,
  42,927,627 and 42,879,880 issued as of December 31, 1997
  and 1996, respectively ......................................        0.4         0.4
 Additional paid-in capital ...................................    1,025.8     1,011.5
 Retained earnings (accumulated deficit) ......................     (171.1)       11.2
 Cumulative translation adjustment ............................      (78.1)      (46.2)
 Unearned ESOP shares .........................................      (37.3)      (46.6)
 Treasury stock, at cost, 2,345,759 shares as of
  December 31, 1997 ...........................................      (57.5)       --
                                                                  --------    --------
  Total shareholders' equity ..................................      682.2       930.3
                                                                  --------    --------
   Total Liabilities and Shareholders' Equity .................   $1,665.5    $1,573.3
                                                                  ========    ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                          RETAINED
                                              ADDITIONAL  EARNINGS              UNEARNED   CUMULATIVE      NET         TOTAL
                                     COMMON    PAID-IN   (ACCUMULATED TREASURY    ESOP    TRANSLATION  INVESTMENT  SHAREHOLDERS'
(IN MILLIONS, EXCEPT SHARE AMOUNTS)   STOCK    CAPITAL     DEFICIT)     STOCK    SHARES    ADJUSTMENT     BY 3M       EQUITY
----------------------------------- -------- ----------- ------------ --------- --------- ------------ ----------- -------------
Balance at December 31, 1994 ......      --          --           --        --        --     $ (45.7)   $ 1,345.7   $ 1,300.0
 Net loss .........................                                                                         (85.0)      (85.0)
 Net amount paid to 3M ............                                                                         (72.9)      (72.9)
 Net change in cumulative
  translation .....................                                                              6.6                      6.6
                                     ------   ---------     --------   -------   -------     -------    ----------  ---------
Balance at December 31, 1995 ......      --          --           --        --        --       (39.1)     1,187.8     1,148.7
 Net equity transactions with 3M ..                                                                        (164.0)     (164.0)
 Issuance of common stock to
  3M shareholders (41,930,187
  shares) .........................  $  0.4   $   991.7                                                    (992.1)         --
 Loan to ESOP .....................                                              $ (50.0)                               (50.0)
 Amortization of unearned ESOP
  shares ..........................                 0.4                              3.4                                  3.8
 Issuance of common stock
  (922,845 shares) in connection
  with Luminous acquisition .......      --        14.6                                                                  14.6
 Value of stock options issued in
  connection with Luminous
  acquisition .....................                 4.8                                                                   4.8
 Exercise of stock options
  (26,848 shares) .................      --          --                                                                    --
 Net income (loss) ................                         $   11.2                                        (31.7)      (20.5)
 Net change in cumulative
  translation .....................                                                             (7.1)                    (7.1)
                                     ------   ---------     --------   -------   -------     -------    ----------  ---------
Balance at December 31, 1996 ......     0.4     1,011.5         11.2        --     (46.6)      (46.2)          --       930.3
 Amortization of unearned ESOP
  shares ..........................                 0.5                              9.3                                  9.8
 Purchase of treasury stock
  (2,488,132 shares) ..............                                    $ (60.9)                                         (60.9)
 Exercise of stock options
  (190,120 shares) ................      --         0.2         (2.2)      3.4                                            1.4
 Value of stock options and
  warrants issued in connection
  with Cemax acquisition ..........                13.6                                                                  13.6
 Net loss .........................                           (180.1)                                                  (180.1)
 Net change in cumulative
  translation .....................                                                            (31.9)                   (31.9)
                                     ------   ---------     --------   -------   -------     -------    ----------  ---------
Balance at December 31, 1997 ......  $  0.4   $ 1,025.8     $ (171.1)  $ (57.5)  $ (37.3)    $ (78.1)          --   $   682.2
                                     ======   =========     ========   =======   =======     =======    ==========   =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                             1997      1996     1995
------------------------------------------------   --------  -------   -------
(IN MILLIONS)

Cash Flows from Operating Activities
 Net loss ......................................  $(180.1)   $(20.5)   $(85.0)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Depreciation and amortization ...............    147.5     181.1     189.5
   Deferred income taxes .......................    (45.2)     12.6     (68.1)
   Restructuring and other special charges .....    241.6      88.4     166.3
   Accounts receivable .........................      0.4      --        (0.6)
   Inventories .................................    (22.0)     22.3      25.4
   Other current assets ........................    (30.4)    (29.8)      1.1
   Accounts payable ............................    (11.6)     85.7      (4.5)
   Accrued payroll and other current liabilities     38.8     (37.9)      9.3
   Other .......................................     (5.5)      4.1      23.4
                                                   ------    ------    ------
    Net cash provided by operating activities ..    133.5     306.0     256.8

Cash Flows from Investing Activities
 Capital expenditures ..........................   (116.3)   (167.4)   (180.2)
 Capitalized software ..........................    (97.8)    (13.5)     --
 Acquisitions, net of cash acquired ............    (29.0)    (10.3)     --
 Other .........................................      2.5       6.6      (7.3)
                                                   ------    ------    ------
    Net cash used in investing activities ......   (240.6)   (184.6)   (187.5)

Cash Flows from Financing Activities
 Net change in short-term debt .................      5.8      25.4      --
 Other borrowings of debt ......................    505.2     270.3      --
 Other repayments of debt ......................   (312.6)   (146.3)     --
 Purchase of treasury stock ....................    (60.9)     --        --
 Exercise of stock options .....................      1.4      --        --
 Decrease in unearned ESOP shares ..............      9.3       3.4      --
 Loan to ESOP ..................................     --       (50.0)     --
 Net cash paid to 3M ...........................     --      (155.9)    (72.9)
                                                   ------    ------    ------
    Net cash provided by (used in) financing
     activities ................................    148.2     (53.1)    (72.9)

Effect of exchange rate changes on cash ........      0.7      (6.6)      3.6
                                                   ------    ------    ------
Change in cash and equivalents .................     41.8      61.7      --
Cash and equivalents -- beginning of year ......     61.7      --        --
                                                   ------    ------    ------
Cash and equivalents -- end of year ............  $ 103.5    $ 61.7    $ --
                                                  =======    ======    ======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

     Imation Corp. (the "Company") became an independent, publicly-held company as of July 1, 1996 (the "Spin-Off Date"), when Minnesota Mining and Manufacturing Company ("3M") spun off its data storage and imaging systems businesses as an independent, publicly owned company ("the Spin-Off"). One share of the Company's common stock was issued for every ten shares of 3M stock outstanding to stockholders of record on June 28, 1996. The Company is a global leader in the data storage and imaging industries, providing products and services for data storage, medical imaging, printing and publishing, and photographic applications.

BASIS OF PRESENTATION

     SUBSEQUENT TO THE SPIN-OFF. The consolidated financial statements include the accounts and operations of the Company on a stand-alone basis. 3M and the Company have entered into a number of agreements to facilitate the transition of the Company to an independent business enterprise.

     PRIOR TO THE SPIN-OFF. The consolidated financial statements for the periods prior to July 1, 1996 reflect the assets, liabilities, revenues and expenses that were directly related to the Company as it was operated within 3M. Where assets and liabilities were not specifically identifiable to any particular business of 3M, only those assets and liabilities transferred to the Company are included in the Company's consolidated balance sheets. Regardless of the allocation of these assets and liabilities, however, the Company's consolidated statements of operations include all of the related costs of doing business including an allocation of certain general corporate expenses of 3M which were not directly related to the Company including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. These allocations were based on a variety of factors including, for example, personnel, space, time and effort, and sales volume. Management believes these allocations were made on a reasonable basis.

     Cash and equivalents and debt were not allocated to the Company in the financial statements as 3M uses a centralized approach to cash management and the financing of its operations. The consolidated statements of operations include an allocation of 3M's interest expense (see Note 7). The Company's financing requirements are represented by cash transactions with 3M and are reflected in the "Net Investment by 3M" account (see Consolidated Statements of Shareholders' Equity). Certain assets and liabilities of 3M such as certain employee benefit and income tax-related balances have not been allocated to the Company and are included in the Net Investment by 3M account. Activity in the Net Investment by 3M equity account relates to net cash flows of the Company as well as changes in the assets and liabilities not allocated to the Company.

     The Company also participated in 3M's centralized interest rate risk management function. As part of this activity, derivative financial instruments were utilized to manage risks generally associated with interest rate market volatility. 3M did not hold or issue derivative financial instruments for trading purposes. 3M was not a party to leveraged derivatives. The consolidated balance sheets of the Company do not reflect any of the associated asset or liability positions resulting from this activity because the Company did not assume any of 3M's derivative financial instruments in connection with the Spin-Off. The consolidated statements of operations and statements of cash flows, however, do reflect an allocation of the related gains and losses. Such gains and losses were recognized by 3M as interest expense over the borrowing period and, as a result, are reflected in the effective interest rates utilized by the Company in deriving its interest expense.

     The minority interest within the consolidated statements of operations gives recognition to the Company's share of net income (loss) of certain majority owned subsidiaries of 3M. The minority shareholders' proportionate interests in the Company's net assets of majority owned subsidiaries have

                                  IMATION CORP.

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION (CONTINUED)

not been presented in the consolidated balance sheets as the Company obtained 100 percent ownership of the assets and liabilities of these subsidiaries in connection with the Spin-Off.

     The financial information included herein for periods prior to the Spin-Off may not necessarily be indicative of the financial position, results of operations or cash flows of Company if it had been a separate, independent company during the periods prior to the Spin-Off.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION. Commencing with the Spin-Off, the consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Prior to the Spin-Off, the consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany transactions and balances have been eliminated.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Principal areas requiring the use of estimates include: the allocation of financial statement amounts between the Company and 3M for periods prior to the Spin-Off, the determination of allowances for uncollectible accounts receivable and obsolete/excess inventories, the evaluation of costs associated with restructuring activities, the determination of certain accrued liabilities, valuation of certain intangibles, and the assessments of recoverability of deferred tax assets and certain long-lived assets.

     RECLASSIFCATIONS. Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

     FOREIGN CURRENCY. Local currencies are considered the functional currencies outside the U.S. except for Imation Europe B.V., the Company's European holding company, and subsidiaries located in highly inflationary economies. For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of shareholders' equity. Income and expense items are translated at average rates of exchange prevailing during the year. For operations in which the U.S. dollar is considered the functional currency, certain financial statement amounts are translated at historical exchange rates, with all other assets and liabilities translated at year-end exchange rates. These translation adjustments are reflected in the results of operations. Net foreign currency exchange losses included in results of operations were $13.8 million in 1997 and not material in 1996 and 1995.

     The Company will adopt Statement of Financial Accounting Standards No. ("SFAS" 130, REPORTING COMPREHENSIVE INCOME, in 1998. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity during the period of a business enterprise resulting from non-owner sources. Adjustments to the Company's net income to arrive at comprehensive income principally relate to foreign currency translation adjustments.

     FINANCIAL INSTRUMENTS. The Company uses, or may use, interest rate swaps and foreign currency and commodity forward and option contracts to manage risks generally associated with interest rate, exchange rate and commodity market volatility. All hedging instruments are designated as, and effective as, hedges and are highly correlated as required by generally accepted accounting principles. Instruments that do not qualify for hedge accounting are marked to market with changes recognized currently in the results of operations. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged derivatives.

                                  IMATION CORP.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Realized and unrealized gains and losses on foreign currency and commodity forward and option contracts for qualifying hedge instruments are deferred until offsetting gains and losses on the underlying transactions are recognized in earnings. These gains and losses generally are recognized as an adjustment to cost of goods sold for inventory-related hedge transactions, or as adjustments to foreign currency transaction gains/losses included in non-operating expenses for foreign denominated payables-and receivables-related hedge transactions. For interest rate swaps, the differential paid or received on the swaps is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated foreign currency and commodity forward and option contracts are deferred until the underlying hedged item is recognized in the results of operations. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt. Cash flows attributable to these financial instruments are included with cash flows of the associated hedged items.

     CONCENTRATIONS OF CREDIT RISK. The Company sells a wide range of products and services to a diversified base of customers around the world and performs ongoing credit evaluations of its customers' financial condition, and therefore believes there is no material concentration of credit risk.

     CASH EQUIVALENTS. Cash equivalents consist of temporary investments purchased with original maturities of three months or less. The carrying value of cash equivalents approximates the fair value as of December 31, 1997 and 1996.

     INVENTORIES. Inventories are stated at the lower of cost or market, with cost generally determined on a first-in first-out basis.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost. Plant and equipment are generally depreciated on a straight-line basis over their estimated useful lives. Maintenance and repairs are expensed as incurred. Periodic reviews for impairment of the carrying value of property, plant and equipment are made based on undiscounted expected future cash flows.

     INTANGIBLE ASSETS. Intangible assets consist primarily of goodwill and capitalized software. The Company capitalizes external and internal costs related to the design and implementation of internally developed software, along with related interest. Intangible assets are amortized over their useful lives, which currently range from five to seven years. The carrying value of intangible assets are periodically reviewed to assess recoverability based on undiscounted expected future cash flows.

     REVENUE RECOGNITION. Revenue is recognized upon shipment of goods to customers or upon performance of services. Revenues from service contracts are deferred and recognized over the life of the contracts as service is performed.

     RESEARCH AND DEVELOPMENT COSTS. Research and development costs are charged to expense as incurred.

     ADVERTISING COSTS. Advertising costs are charged to expense as incurred and totaled $83 million, $73 million and $52 million in 1997, 1996 and 1995, respectively. Advertising costs in 1997 and 1996 include $14 million and $22 million, respectively, related to start-up costs for identity development.

     INCOME TAXES. Upon the Spin-Off, the Company became responsible for its income taxes and the filing of its own income tax returns. Prior to the Spin-Off, the Company did not file separate tax returns but rather was included in the income tax returns filed by 3M. For purposes of the Company's consolidated financial statements prior to the Spin-Off, the Company's allocated share of 3M's income tax provision was based on the "separate return" method, except that the tax benefit of the Company's tax losses in certain jurisdictions was allocated to the Company on a current basis if such losses could be utilized by 3M in its tax returns and an assessment of realizability of certain deferred tax assets was made assuming the availability of future 3M taxable income. Prior to the Spin-Off, the balance of

                                  IMATION CORP.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

accrued current income taxes for the Company's operations is included in the Net Investment by 3M equity account because 3M paid all taxes and received all tax refunds on the Company's behalf.

     TREASURY STOCK. The Company's repurchases of shares of common stock are recorded as treasury stock and are presented as a reduction of shareholders' equity. When treasury shares are reissued, the Company uses a first-in, first-out method and the excess of repurchase cost over reissuance price is treated as an adjustment to retained earnings (accumulated deficit).

     STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

     EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board issued SFAS 128, EARNINGS PER SHARE, which specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). SFAS 128 replaces the presentation of primary and fully diluted EPS with basic and diluted EPS. Basic EPS excludes all dilution and is based upon the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company has adopted SFAS 128, effective December 31, 1997, for periods subsequent to the Spin-Off; however, no difference exists between basic and diluted EPS for the periods presented. For periods prior to the Spin-Off, the number of weighted average shares outstanding used in the earnings per share calculation is one-tenth of the weighted average number of 3M shares outstanding based on the distribution of one share of the Company for ten shares of 3M pursuant to the Spin-Off.

NOTE 3 -- ACQUISITION

     In August 1997, the Company acquired all of the outstanding common shares of Cemax-Icon, Inc. ("Cemax") for $51.8 million, consisting of $29.0 million in cash (net of cash acquired) and non-cash amounts consisting of $9.2 million representing the Company's previous investment in Cemax preferred shares and $13.6 million related to the fair value of stock options and warrants to acquire approximately 971,000 shares of the Company's common stock to replace stock options and warrants previously granted by Cemax. In addition, the Company issued certain contingent payment rights which allow Cemax shareholders to receive additional payments of up to $44.8 million if Cemax attains certain revenue targets in the twelve month periods ended June 30, 1998 and 1999. At the election of the Cemax shareholders, the contingent payments are payable in cash or the Company's common stock. Cemax designs, manufactures, and markets medical imaging and information systems.

     The acquisition was accounted for using the purchase method of accounting. The Company allocated a portion of the purchase price to in-process research and development projects that had not yet reached technological feasibility and had no probable alternative future uses, which resulted in a one-time non-tax-deductible charge of $41.7 million. The excess of the initial purchase price over net assets acquired and in-process research and development of approximately $17.7 million was allocated to goodwill and is being amortized over seven years. Any additional payments pursuant to the contingent payment rights will be recorded as additional goodwill when the contingencies are met. Operating results for Cemax are included in the Company's results of operations from the date of acquisition.

     The following unaudited pro forma summary combines the consolidated results of operations of the Company and Cemax as if the acquisition had occurred at the beginning of the years presented after giving effect to certain adjustments, including amortization of goodwill, increased interest expense on

                                  IMATION CORP.

NOTE 3 -- ACQUISITION (CONTINUED)

acquisition debt, and related income tax effects. The pro forma information excludes the non-recurring charge of $41.7 million related to purchased in-process research and development. The pro forma information does not necessarily reflect the results of operations that actually would have been achieved had the acquisition been consummated as of that time.

                                                       YEAR ENDED DECEMBER 31,
                                                    ----------------------------
PRO FORMA SUMMARY                                        1997            1996
-------------------------------------------------   -------------   ------------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                      (UNAUDITED)

Net revenues ....................................    $  2,218.7      $  2,299.4
Net loss ........................................        (144.4)          (25.1)
Basic and Diluted loss per common share .........         (3.64)          (0.61)

     In October 1996, the Company acquired all of the outstanding common and preferred shares of Luminous Corporation ("Luminous") for $29.7 million, consisting of $10.3 million in cash and non-cash amounts consisting of $14.6 million related to the issuance of approximately 923,000 shares of the Company's common stock and $4.8 million related to the fair value of stock options to acquire approximately 317,000 shares of the Company's common stock to replace stock options previously granted by Luminous. Luminous is a developer and marketer of desktop software to the pre-press, print production, printing and graphic arts industries. The acquisition was accounted for using the purchase method of accounting. The Company allocated a portion of the purchase price to in-process research and development projects that had not yet reached technological feasibility and had no probable alternative future uses, which resulted in a one-time non-tax-deductible charge of $12.0 million. The Company has allocated the remaining excess purchase price over net assets acquired to goodwill which is being amortized over seven years. Operating results for Luminous are included in the Company's results of operations from the date of acquisition. The pro forma effect on prior periods' results of operations is not material.

                                  IMATION CORP.

NOTE 4 -- SUPPLEMENTAL BALANCE SHEET INFORMATION

                                              1997           1996
                                          ------------   -----------
(IN MILLIONS)

Accounts Receivable
 Accounts receivable                       $   484.9      $   502.9
 Less allowances                               (25.6)         (23.3)
                                           ---------      ---------
  Accounts receivable, net                 $   459.3      $   479.6

Inventories
 Finished goods                            $   272.6      $   248.1
 Work in process                                59.7           57.3
 Raw materials and supplies                     67.6           87.4
                                           ---------      ---------
  Total inventories                        $   399.9      $   392.8

Other Current Assets
 Deferred taxes                            $    71.7      $    38.3
 Other                                          70.0           56.2
                                           ---------      ---------
  Total other current assets               $   141.7      $    94.5

Property, Plant and Equipment
 Land                                      $     8.4      $     8.3
 Buildings and leasehold improvements          190.5          185.0
 Machinery and equipment                     1,491.2        1,472.6
 Construction in progress                       14.4           44.0
                                           ---------      ---------
  Total                                      1,704.5        1,709.9
 Less accumulated depreciation               1,322.9        1,229.8
                                           ---------      ---------
  Property, plant and equipment, net       $   381.6      $   480.1

Other Assets
 Deferred taxes                            $    19.4      $     8.1
 Capitalized software                          113.0           15.2
 Other                                          47.1           41.3
                                           ---------      ---------
  Total other assets                       $   179.5      $    64.6

Other Current Liabilities
 Employee separation costs                 $    91.5      $      --
 Accrued rebates                                42.2           42.9
 Deferred income                                25.1           26.1
 Taxes other than income taxes                  44.6           23.2
 Other                                         110.3           66.6
                                           ---------      ---------
  Total other current liabilities          $   313.7      $   158.8

Other Liabilities
 Employee severance indemnities            $    39.3      $    49.3
 Other                                          58.8           49.3
                                           ---------      ---------
  Total other liabilities                  $    98.1      $    98.6

                                  IMATION CORP.

NOTE 5 -- RESTRUCTURING CHARGES AND OTHER SPECIAL CHARGES

     In late 1995, the Company initiated a review of all of its operations, including its organizational structure, manufacturing operations, products and markets. In connection with this review, the Company adopted a reorganization plan to rationalize its manufacturing operations, streamline its organizational structure and write-off impaired assets.

     The Company reflected pre-tax restructuring and other special charges of $254.7 million in its financial statements, partially in 1995 and partially in 1996 based upon the timing recognition criteria required for the restructuring charges. The Company recorded $166.3 million of these charges ($88.3 million after taxes and minority interest) in its 1995 financial statements and an additional $88.4 million ($60.6 million after taxes) in 1996.

     The 1995 restructuring and other special charges of $166.3 million includes $111.8 million related to world-wide manufacturing rationalization programs to exit less profitable manufacturing locations and to centralize manufacturing in the U.S. and in Italy, and consists principally of write-offs of property, plant and equipment. This $111.8 million charge is included as a separate restructuring charge in the statement of operations. The remaining 1995 special charges of $54.5 million relates primarily to asset write-offs included in cost of goods sold.

     In 1996, restructuring and other special charges of $88.4 million were recorded. These charges include $53.9 million in restructuring charges primarily for employee separation programs related to the reduction of approximately 1,600 employees and $22.5 million of special charges associated with start-up activities which are included in costs of goods sold and selling, general and administrative expenses. The unpaid restructuring charges for the employee separation programs as of June 30, 1996, were retained by 3M pursuant to the Spin-Off. In addition to the above charges, the Company also recognized a non-tax-deductible charge of $12.0 million for the in-process research and development related to the Luminous acquisition (see Note 3).

     In 1997, the Company announced plans to further restructure its worldwide operations in order to improve the Company's competitive position, to focus resources on areas of strength and on growth opportunities, and to reduce costs and eliminate unnecessary structure. The Company recorded a $199.9 million pre-tax charge ($158.7 million after taxes) to fourth quarter 1997 earnings. The charge included approximately $170.0 million in restructuring charges primarily associated with employee separation benefits and fixed asset write-offs and additional special charges of $29.9 million included in cost of goods sold, selling, general and administrative expenses, and non-operating expenses, primarily associated with restructuring-related asset write downs and other year-end adjustments. Specific planned actions include the restructuring of European operations, the sale of the CD-ROM business, and the realignment and reduction of general and administrative, manufacturing, marketing, and selected research and development areas. The 1997 restructuring charge of $170.0 million consists of $91.5 million for employee separation related costs, $61.5 million for fixed asset write-downs, and $17.0 million for other business exit costs. The Company expects the restructuring to result in an additional net reduction of approximately 1,700 employees worldwide by the end of 1998. The Company's 1997 results also include a third quarter non-tax-deductible charge of $41.7 million for in-process research and development costs related to the Cemax acquisition (see Note 3).

                                  IMATION CORP.

NOTE 6 -- INCOME TAXES

     The components of loss before tax and minority interest are as follows:

                      1997           1996           1995
                  ------------   ------------   ------------
(IN MILLIONS)

U.S.                $ (131.1)     $   (16.9)      $ (136.1)
International          (74.9)           1.9          (30.7)
                    --------      ---------       --------
Total               $ (206.0)     $   (15.0)      $ (166.8)

     The income tax provision (benefit) is as follows:


                                      1997         1996          1995
                                  -----------   ----------   -----------
(IN MILLIONS)

Currently payable (refundable)
 Federal                            $   1.2       $ (9.9)      $ (14.0)
 State                                  0.1         (0.4)        ( 4.3)
 International                         18.0          3.9          15.6
Deferred
 Federal                              (33.2)         3.3         (34.9)
 State                                 (3.7)        (0.4)         (3.1)
 International                         (8.3)         9.4         (29.8)
                                    -------       ------       -------
Total                               $ (25.9)      $  5.9       $ (70.5)

     The components of net deferred tax assets and liabilities are as follows:

                                               1997         1996
                                            ----------   ---------
(IN MILLIONS)

Receivables                                  $  (0.1)     $  7.8
Inventories                                     19.1        15.4
Capitalized software                           (19.7)         --
Property, plant and equipment                   13.2        (0.4)
Payroll and severance                           35.7         3.2
Foreign tax credit carryforwards                14.3         3.4
Net operating loss carryforwards                23.4          --
Other, net                                      17.5        14.5
                                             -------      ------
Total                                          103.4        43.9

Valuation allowance                            (14.3)         --
                                             -------      ------
Net deferred tax assets and liabilities      $  89.1      $ 43.9

     A valuation allowance of $14.3 million was provided to account for uncertainties regarding the recoverability of certain foreign tax credit carryforwards. The Company has available net operating loss carryforwards totaling approximately $60.1 million which expire in years 2011 and 2012.

                                  IMATION CORP.

NOTE 6 -- INCOME TAXES (CONTINUED)

     The provision (benefit) for income taxes differs from the amount computed by applying the statutory U.S. income tax rate (35%) because of the following items:


                                                                 1997         1996          1995
                                                             -----------   ----------   -----------
(IN MILLIONS)
Tax at statutory U.S. tax rate                                 $ (73.2)      $ (5.3)      $ (58.4)
State income taxes, net of federal benefit                        (5.2)        (1.2)         (5.4)
International taxes in excess of statutory U.S. tax rate          35.9          7.1          (7.7)
Non-deductible expense related to acquisitions                    17.5          4.9            --
Other                                                             (0.9)         0.4           1.0
                                                               -------       ------       -------
Income tax provision (benefit)                                 $ (25.9)      $  5.9       $ (70.5)

     As of December 31, 1997, approximately $153 million of earnings attributable to international subsidiaries (inclusive of earnings prior to the Spin-Off for certain international subsidiaries) were considered to be permanently invested. No provision has been made for taxes that might be payable if these earnings were remitted to the U.S. It is not practical to determine the amount of incremental tax that might arise if these earnings were to be remitted.

     Cash paid for income taxes in 1997 was $10.9 million and was not material for the period from July 1, 1996 to December 31, 1996. Prior to July 1, 1996, 3M paid all taxes and received all tax refunds on the Company's behalf.

NOTE 7 -- DEBT

     The components of long-term debt as of December 31, 1997 and 1996 are as follows:

                                  1997          1996
                              -----------   -----------
(IN MILLIONS)

Revolving credit facility      $  313.0      $  120.0
Other                               7.6           4.0
                               --------      --------
                                  320.6         124.0
Less current portion               (0.9)         (0.9)
                               --------      --------
Total long-term debt           $  319.7      $  123.1

     The Company maintains a $350 million revolving credit facility with a syndicate of banks which expires June 30, 2001 (the Credit Agreement.) The commitment fee for the credit facility is based on the Company's interest coverage ratio, and as of December 31, 1997 and 1996, was .25 and .15 of one percent on the total amount of the credit facility, respectively. Borrowings under the credit facility bear interest based on the London interbank offered rate (LIBOR) or the administrative agent bank's base rate, plus an applicable margin based on the Company's interest coverage ratio. As of December 31, 1997 and 1996, $313 million and $120 million in borrowings under this credit facility were outstanding, respectively, at interest rates ranging from 6.49% to 6.55% and 5.80% to 5.86%, respectively. The agreement contains financial covenants that include a maximum debt to capital ratio, a minimum interest coverage ratio, and a minimum tangible net worth and contains a Material Adverse Change (MAC) provision.

     As a result of the Company's restructuring plans and the restructuring and other special charges recorded by the Company in its 1997 consolidated financial statement, as of December 31, 1997, the Company was not in compliance with certain of its financial covenants contained in the Credit Agreement. In December 1997, the Company obtained a limited waiver from the lenders who are parties to the Credit Agreement under which the lenders agreed to waive compliance by the Company

                                  IMATION CORP.

NOTE 7 -- DEBT (CONTINUED)

with the financial covenants contained in the Credit Agreement during the period from December 17, 1997 to March 30, 1998. On March 30, 1998, the Company entered into a Limited Waiver and Amendment to its Credit Agreement which provides on extension through January 5, 1999 of the limited waiver granted in December 1997. During the extended waiver period, borrowings under the Credit Agreement will be collateralized by substantially all of the Company's assets and the Company will be required to maintain a specified minimum level of earnings before income taxes, deprecation and amortization (EBITDA). The Company will also incur certain fees and increased interest rates on outstanding borrowings under the Credit Agreement during the extended waiver period. The Credit Agreement also contains a number of provisions restricting the Company's ability to take certain actions, including in incurrence of additional indebtedness, the creation of additional liens, the making of certain restricted payments and the sale of substantial assets of the Company. It also contains certain ongoing reporting requirements, including computations regarding the Company's financial condition, absence of defaults and absence of material adverse changes in the financial condition or results of operations of the Company.

     Long-term debt maturities are as follows:


                              1998      1999      2000       2001       TOTAL
                           ---------  --------  --------  ----------  ----------
(IN MILLIONS)

Long-term debt maturities    $ 0.9     $ 2.8     $ 3.9     $ 313.0     $ 320.6


     Short-term debt as of December 31, 1997, consisted of $30.4 million of uncollateralized borrowings primarily held by international subsidiaries. These borrowings have original maturities of one year or less and have a weighted average interest rate of 3.4% and 2.9% as of December 31, 1997 and 1996, respectively. As of December 31, 1997, the Company had an additional $44.4 million available under credit facilities held by various subsidiaries outside the United States.

     The Company estimates that the fair value of short-term and long-term debt approximates the carrying amount of debt as of December 31, 1997 and 1996.

     The Company's interest expense for 1997 was $15.7 million (net of $2.5 million capitalized) and for the period from July 1, 1996 to December 31, 1996 was $6.8 million. Cash paid for interest in these periods was $13.2 million and $6.2 million, respectively. Prior to the Spin-Off, the Company's financial statements include allocations of 3M's interest expense totaling $7.4 million for the period from January 1, 1996 to June 30, 1996, and $18.8 million for 1995. Allocations prior to the Spin-Off were based on an assumed non-ESOP debt level of $250 million. The interest rates used were 6.4% and 7.5% in 1996 and 1995, respectively, which reflect 3M's weighted average effective interest rates on non-ESOP debt during these periods. The consolidated balance sheet of the Company prior to the Spin-Off does not include this debt as the total capitalization of the Company was reflected in the Net Investment by 3M equity account.

NOTE 8 -- FINANCIAL INSTRUMENTS

     To manage interest rate risk, the Company has entered into an interest rate swap agreement with a financial institution effective March 25, 1997, which expires March 31, 2000. This notional amount of the interest rate swap agreement is $100 million with the Company paying a fixed rate of 6.63% and receiving a variable rate based on LIBOR. The notional amount serves solely as a basis for the calculation of interest payment streams to be exchanged and is not a measure of the exposure to the Company through its use of such derivative.

     To manage risks associated with foreign currency exchange rates and silver market volatility, the Company has entered into foreign currency and commodity forward and option contracts. These contracts generally have maturities of less than six months. The face amount of forward and options contracts as of December 31, 1997 and 1996 are as follows:

                                  IMATION CORP.

NOTE 8 -- FINANCIAL INSTRUMENTS (CONTINUED)

                                                   1997         1996
                                                ----------   ----------
(IN MILLIONS)

Foreign currency forward contracts               $  93.9      $  28.5
Foreign currency option contracts purchased          1.8           --
Silver commodity forwards contracts                  8.4          3.4

     The carrying and fair value of the interest rate swap and foreign currency and commodity forward and option contracts are not material as of December 31, 1997 and 1996.

     The Company is exposed to credit loss in the event of nonperformance by counter-parties in interest rate swaps, and foreign currency and commodity forward and option contracts, but does not anticipate nonperformance by any of these counter-parties. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counter-parties.

NOTE 9 -- LEASES

     In March 1997, the Company entered into a Master Lease and Security Agreement in connection with the construction of a new research and development facility at the Company's headquarters site. Construction is expected to be completed in June 1998, at which time the lease payments will commence. The Company has the option to purchase the facility at the end of the lease term, March 2002. In the event the Company chooses not to exercise this purchase option, the Company is obligated to arrange for the sale of the facility and has guaranteed the lessor a sale price of $58.5 million.

     Rent expense under operating leases, which primarily relate to equipment and office space, amounted to $23.5 million, $15.1 million and $9.0 million in 1997, 1996 and 1995, respectively. The following table sets forth the minimum rental payments under operating leases with non-cancelable terms in excess of one year as of December 31, 1997 and under the Master Lease and Security
Agreement:

                         1998     1999     2000     2001    2002     TOTAL
                        ------   ------   ------   -----   ------   -------
(IN MILLIONS)

Minimum lease payments  $ 16.6   $ 17.5   $ 11.1   $ 7.6   $ 59.1   $ 111.9

NOTE 10 -- SHAREHOLDERS' EQUITY

     The Company maintains a shareholder rights plan under which the Company has issued one preferred share purchase right (Right) for each common share of the Company. Each Right will entitle its holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $125, subject to adjustment. The Rights are exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's outstanding common stock. The Rights expire on July 1, 2006 and may be redeemed earlier by the Board of Directors for $0.01 per Right.

     In connection with the acquisition of Cemax, the Company assumed certain outstanding warrants on Cemax stock which the Company agreed to convert into warrants to acquire 93,375 shares of the Company's common stock. The warrants have an exercise price of $20.77 and became exercisable upon the acquisition of Cemax by the Company.

NOTE 11 -- SEGMENT INFORMATION

     The Company operates in one industry segment, the imaging and information industry, supplying products and services to meet the information processing needs for a variety of customer applications.

                                  IMATION CORP.

NOTE 11 -- SEGMENT INFORMATION (CONTINUED)

Geographic information in the table below is presented on the same basis utilized by the Company to manage its business. Export sales and certain income and expense items are reported in the geographic area where the final sale to customers is made, rather than where the transaction originates.

                                                               OTHER
                                        UNITED              INTERNATIONAL  ELIMINATIONS  TOTAL
                                        STATES     EUROPE(1)   AREAS(2)    AND OTHER    COMPANY
                                       --------    --------    --------    ---------   --------
(IN MILLIONS)
Net revenues                 1997      $1,150.5    $  722.6    $  328.7                $2,201.8
to unaffiliated customers    1996       1,159.5       816.2       302.5                 2,278.2
                             1995       1,128.8       808.4       308.4                 2,245.6

Transfers between            1997      $  330.6    $   97.7    $   19.3    $ (447.6)
geographic areas             1996         351.1        92.5         6.8      (450.4)
                             1995         290.9        76.2         4.0      (371.1)

Operating                    1997(3)   $ (200.4)   $    1.3    $   24.4                $ (174.7)
income (loss)                1996(4)      (95.3)       78.8        11.9                    (4.6)
                             1995(5)     (169.0)       55.8       (35.7)                 (148.9)

Identifiable                 1997      $  995.1    $  544.1    $  126.3        --      $1,665.5
assets                       1996         789.1       618.1       166.1        --       1,573.3
                             1995         816.4       575.7       149.7    $   (0.3)    1,541.5

------------------
(1) Includes operations in the Middle East and Africa since such regions are managed together with Europe. These operations are not material to the overall financial results of the Company.

(2) Includes Latin America, Asia and Canada.

(3) Includes restructuring and other special charges of $174.9 million in the United States, $64.5 million in Europe and $2.2 million in Other International Areas.

(4) Includes restructuring and other special charges of $77.1 million in the United States, $9.8 million in Europe and $1.5 million in Other International Areas.

(5) Includes restructuring and other special charges of $99.8 million in the United States, $20.4 million in Europe and $46.1 million in Other International Areas.

     Effective with year-end 1998 reporting, the Company will adopt SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 establishes standards for the reporting of operating segment information in both annual reports and interim financial reports issued to shareholders. The Company is reviewing the requirements of SFAS 131 but has not yet determined what segment information will be reported upon adoption. The Company believes that it may be required to present segment information beyond the one segment currently presented.

NOTE 12 -- RETIREMENT PLANS

     The Company has various non-contributory defined benefit employee pension plans covering substantially all U.S. employees and certain employees outside the United States. For the U.S. plan, employees are eligible to participate at date of hire and are fully vested after five years of service, including pension service time while employed by 3M. Benefits are based primarily on employees' annual salary and annual interest credits. For plans outside the United States, benefits are based principally on years of service and compensation near retirement. The Company's funding policy is to deposit with a trustee amounts at least equal to those required by law. Pension investments consist primarily of common stocks and fixed-income securities.

     Prior to the Spin-Off, employees of the Company participated in various 3M-sponsored retirement plans. For U.S. employees, 3M has retained responsibility for the benefits earned under the 3M plan

                                  IMATION CORP.

NOTE 12 -- RETIREMENT PLANS (CONTINUED)

prior to the Spin-Off. For plans outside the U.S., the Company generally has assumed the assets and related liabilities. For periods prior to the Spin-Off, pension expense was allocated to the Company as part of 3M. Allocated pension expense was $12.0 million in the period from January 1, 1996 to June 30, 1996, and $24.0 million in 1995. Total pension expense was $20.0 million, $21.3 million and $24.0 million in 1997, 1996 and 1995, respectively.

     The following table details net pension cost for the year ended December 31, 1997 and for the period from July 1, 1996 to December 31, 1996:

                                                  JULY 1 - DECEMBER 31,
U.S. PLAN                              1997                 1996
---------------------------------   ----------   -------------------------
(IN MILLIONS)

Service cost                         $  16.7               $ 7.5
Interest cost                            0.6                  --
Return on plan assets - actual            --                  --
Net amortization and deferral           (0.2)                 --
                                     -------               -----
Net pension cost                     $  17.1               $ 7.5


                                                   JULY 1 - DECEMBER 31,
INTERNATIONAL PLANS                    1997                1996
---------------------------------    ---------     -----------------------
(IN MILLIONS)

Service cost                         $   2.6              $ 1.5
Interest cost                            4.2                2.0
Return on plan assets -- actual         (5.9)              (2.0)
Net amortization and deferral            2.0                0.3
                                     -------              ------
Net pension cost                     $   2.9              $ 1.8

                                  IMATION CORP.

NOTE 12 -- RETIREMENT PLANS (CONTINUED)

     The following table details the funded status of the pension plans as of December 31, 1997 and 1996:


U.S. PLAN                                                     1997        1996
--------------------------------------------------------   ----------   --------
(IN MILLIONS)

Actuarial present value of:
 Vested benefit obligation                                  $  20.9      $  6.9
 Non-vested benefit obligation                                  4.7         0.6
                                                            -------      ------
 Accumulated benefit obligation                             $  25.6      $  7.5
Projected benefit obligation                                $  25.6      $  7.5
Plan assets at fair value                                   $   7.0      $   --
Plan assets less than the projected benefit obligation      $ (18.6)     $ (7.5)
                                                            -------     -------
Accrued pension cost                                        $ (18.6)    $  (7.5)


INTERNATIONAL PLANS                                           1997        1996
--------------------------------------------------------    --------    -------
(IN MILLIONS)

Actuarial present value of:
 Vested benefit obligation                                  $  37.0     $  36.2
 Non-vested benefit obligation                                  5.3         5.6
                                                            -------     -------
 Accumulated benefit obligation                             $  42.3     $  41.8
Projected benefit obligation                                $  59.3     $  60.3
Plan assets at fair value                                   $  57.9     $  52.5
Plan assets less than the projected benefit obligation      $  (1.4)    $  (7.8)
Unrecognized net transition obligation                          0.9         0.9
Other unrecognized items                                         --         5.6
                                                            -------     -------
Accrued pension cost                                        $  (0.5)    $  (1.3)

     The assumptions at year end 1997 and 1996 are as follows:


U.S. PLAN                                 1997         1996
------------------------------------   ----------   ----------
(IN MILLIONS)

Discount rate                              7.25%        8.00%
Compensation rate increase                 4.75%        4.75%
Long-term rate of return on assets         9.00%        9.00%

INTERNATIONAL PLANS                        1997         1996
------------------------------------   ----------   ----------
(IN MILLIONS)

Discount rate                              7.90%        8.00%
Compensation rate increase                 6.20%        6.20%
Long-term rate of return on assets         8.30%        8.30%

     Net pension cost was determined using assumptions as of January 1, 1997 for 1997 and as of July 1, 1996 (Spin-Off Date), for 1996. The funded status is determined using the assumptions as of year end.

     In addition to the above, the Company's Italian subsidiary sponsors an employee severance indemnity plan as required by law. The accrued liability for this severance indemnity plan is included in other liabilities and was $39.3 million and $49.3 million as of December 31, 1997 and 1996,

                                  IMATION CORP.

NOTE 12 -- RETIREMENT PLANS (CONTINUED)

respectively. The Company measures the vested benefit obligation as the amount that would be payable if the employees under the plan would separate currently. Expense for this plan was $4.7 million, $5.0 million and $7.8 million in 1997, 1996 and 1995, respectively.

NOTE 13 -- EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLANS

     The Company sponsors a 401(k) retirement savings plan under which eligible U.S. employees may choose to save up to 15% of eligible compensation on a pre-tax basis, subject to certain IRS limitations. The Company matches employee contributions 100% on the first three percent of eligible compensation and 25% on the next three percent of eligible compensation. The Company also sponsors a variable compensation program, in which the Company will contribute up to three percent of eligible employee compensation to employees' 401(k) retirement accounts, depending upon Company performance.

     The Company established an Employee Stock Ownership Plan (ESOP) during 1996 as a cost-effective way of funding the employee retirement savings benefits noted above. The ESOP borrowed $50.0 million from the Company in 1996 and used the proceeds to purchase approximately 2.2 million shares of the Company's common stock, with the ESOP shares pledged as collateral for the debt. The Company makes monthly contributions to the ESOP equal to the debt service plus an applicable amount so that the total contribution releases a number of shares equal to that required to satisfy the Company's matching requirements. As the debt is repaid, shares are released from collateral and allocated to employee accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. The Company reports compensation expense equal to the current market price of the shares released, and released shares are considered outstanding for the computation of earnings per share. Total compensation expense related to the ESOP was $8.5 million in 1997 and $5.1 million in the period from July 1, 1996 to December 31, 1996.

     The ESOP shares as of December 31, 1997 and 1996, are as follows:

                                                         1997            1996
--------------------------------------------------------------------------------
Released and allocated shares                           551,164         146,149
Unreleased shares                                     1,624,723       2,029,738
                                                      ---------       ---------
Total ESOP shares                                     2,175,887       2,175,887
                                                      =========       =========
Fair value of unreleased shares as of December 31   $25,996,000     $57,086,000
                                                    ===========     ===========

     Prior to July 1, 1996, U.S. employees of the Company participated in a 3M-sponsored employee savings plan under Section 401(k) of the Internal Revenue Code. 3M matched employee contributions of up to six percent of compensation at rates ranging from 35 to 85 percent depending upon financial performance. The Company's allocation of the expense related to the 3M employee savings plan was $2.3 million in the period from January 1, 1996 to June 30, 1996, and $4.5 million in 1995 . Total expense related to employee savings and stock ownership plans was $8.5 million, $7.4 million and $4.5 million in 1997, 1996 and 1995, respectively.

NOTE 14 -- EMPLOYEE STOCK PLANS

     The Company currently has stock options outstanding under the Imation 1996 Employee Stock Incentive Program (the "Employee Plan"), the Imation 1996 Directors Stock Compensation Program (the "Directors Plan"), the Imation Stock Option Plan for Employees of Luminous Technology Corporation (the "Luminous Plan") and the Imation Stock Option Plan for Employees of Cemax-Icon Corp. (the "Cemax Plan").

     The Employee Plan was approved and adopted by 3M on June 18, 1996, as the sole shareholder of the Company, and became effective on July 1, 1996, at Spin-Off. The total number of shares of common stock that may be issued or awarded under the Employee Plan may not exceed 6,000,000. All

                                  IMATION CORP.

NOTE 14 -- EMPLOYEE STOCK PLANS (CONTINUED)

shares subject to awards under the Employee Plan that are forfeited or terminated will be available again for issuance pursuant to awards under the Employee Plan. Grant prices are equal to the fair market value of the Company's common stock at date of grant. The options normally have a term of ten years and generally become exercisable from one to five years after grant date. At December 31, 1997 and 1996, there were 1,915,170 and 3,677,352 shares available for grant under the Employee Plan, respectively.

     The Directors Plan was also approved and adopted by 3M prior to the Spin-Off, as the sole shareholder of the Company, and became effective on July 1, 1996. The total number of shares of common stock that may be issued or awarded under the Directors Plan may not exceed 800,000. The outstanding options are non-qualified options with a term of ten years and generally become exercisable one year after grant date. Grant prices are equal to the fair market value of the Company's common stock at date of grant. As of December 31, 1997 and 1996, there were 676,750 and 740,000 shares available for grant under the Directors Plan, respectively.

     The Luminous Plan was approved and adopted by the shareholders of Luminous prior to the acquisition of Luminous by the Company (see Note 3). In connection with the acquisition, the Company assumed certain obligations pursuant to outstanding stock options held by Luminous employees and agreed to convert such options into options to purchase 317,062 shares of the Company's common stock. The outstanding options were amended to accelerate the dates on which the options become exercisable. No additional grants may be made pursuant to the Luminous Plan

     The Cemax Plan was approved and adopted by the shareholders of Cemax prior to the acquisition of Cemax by the Company (see Note 3). In connection with the acquisition, the Company assumed certain obligations pursuant to outstanding stock options held by Cemax employees and agreed to convert such options into options to purchase 877,554 shares of the Company's common stock. The outstanding options were amended to accelerate the dates on which the options become exercisable. No additional grants may be made pursuant to the Cemax Plan.

     The following table summarizes stock option activity for 1997 and 1996:


                                        YEAR-ENDED DECEMBER 31, 1997         JULY 1 - DECEMBER 31, 1996
                                     ----------------------------------   --------------------------------
                                         STOCK        WEIGHTED AVERAGE        STOCK       WEIGHTED AVERAGE
                                        OPTIONS        EXERCISE PRICE        OPTIONS       EXERCISE PRICE
                                     -------------   ------------------   ------------   -----------------
Outstanding at beginning of year       2,648,157          $  21.31                --
Granted                                2,903,244             21.11         2,699,530         $  21.14
Exercised                               (190,120)            11.50           (26,848)            2.16
Forfeited                               (176,605)            23.84           (24,525)           22.54
                                       ---------          --------         ---------         --------
Outstanding, end of year               5,184,676             21.47         2,648,157         $  21.31
Exercisable, end of year               2,121,243             19.95           131,857         $  10.58

                                  IMATION CORP.

NOTE 14 -- EMPLOYEE STOCK PLANS (CONTINUED)

     The following table summarizes information about stock options outstanding as of December 31, 1997:


                                      WEIGHTED AVERAGE     OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
     RANGE OF           OPTIONS           REMAINING          WEIGHTED AVERAGE        OPTIONS        WEIGHTED AVERAGE
  EXERCISE PRICES     OUTSTANDING     CONTRACTUAL LIFE        EXERCISE PRICE       EXERCISABLE       EXERCISE PRICE
------------------   -------------   ------------------   ---------------------   -------------   --------------------
$          0.31          119,082         8.5 years               $  0.31               76,144           $  0.31
           8.22          485,835         9.5 years                  8.22              299,860              8.22
 16.15 to 22.90        2,631,399         9.0 years                 22.37            1,590,148             22.58
 24.60 to 26.80        1,948,360         8.5 years                 24.86              155,091             25.33
----------------       ---------                                                    ---------
$0.31 to $26.80        5,184,676                                                    2,121,243


     The Company has adopted the disclosure only provisions of SFAS 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation expense has been recognized for the stock option plans. If the fair value of options granted had been recognized as compensation expense on a straight-line basis over the vesting periods in accordance with the provisions of SFAS 123, pro forma pre-tax loss would have been $16.0 million higher ($9.8 million after taxes or $0.23 per Basic and Diluted share) for 1997, $9.4 million higher ($5.1 million after taxes or $0.12 per Basic and Diluted share) in 1996 and $3.4 million higher ($1.9 million after taxes or $0.05 per Basic and Diluted share) in 1995.

     The weighted average fair value at date of grant for options granted by the Company in 1997 and 1996 are as follows:

                                                            1997         1996

                                                         ----------   ----------
Exercise price equals market price on grant date:         $  9.55      $  8.96
Exercise price less than market price on grant date:      $ 17.71      $ 21.97


     As part of 3M, certain employees of the Company were granted stock options prior to the Spin-Off to purchase 3M stock. Options granted to the Company's employees under 3M's General Employees' Stock Purchase Plan (GESPP) were for 72,522 shares in the period from January 1, 1996 to June 30, 1996 and 144,366 shares in 1995. The weighted average fair value per option granted under the GESPP was $10.37 in 1996 and $8.60 in 1995. Options granted to the Company's employees under 3M's Management Stock Option Plan (MSOP) were for 271,200 shares in 1995 with a weighted average fair value of $12.48 per option. No options were issued to the Company's employees under the MSOP in 1996. Pursuant to the Spin-Off, options granted to the Company's employees while part of 3M have not been converted into options to purchase shares of the Company's stock.

     The fair values at date of grant were estimated using the Black-Scholes option pricing model with the following weighted average assumptions (1995 grants reflect 3M assumptions):

                                 1997               1996               1995
                            ---------------   ------------------   -----------
Volatility                       40.00%             40.00%             14.40%
Risk free interest rate           6.47%              6.38%              5.90%
Expected life (months)              52                 49                 66
Dividend growth                   Zero               Zero                5.2%

NOTE 15 -- SUPPLEMENTAL NON-CASH ITEMS

     Pursuant to the Spin-Off on July 1, 1996, certain assets and liabilities with a net value of $8.1 million were retained by 3M, primarily comprised of certain deferred tax assets of $26.9 million and severance obligations of $23.9 million. Non-cash items related to acquisitions are described in Note 3.

                                  IMATION CORP.

NOTE 16 -- COMMITMENTS AND CONTINGENCIES

     In connection with the Spin-Off, the Company assumed substantially all liabilities for legal proceedings relating to the Company's businesses as conducted prior to the Spin-Off.

     The Company is the subject of various pending or threatened legal actions and other claims, including proceedings under laws and regulations related to environmental and other matters, in the ordinary course of its business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain as of December 31, 1997 the ultimate aggregate amount of any monetary liability or financial impact that may be incurred by the Company with respect to these matters. While these matters could materially affect operating results of any one quarter when resolved in future periods, it is management's opinion that after final disposition, any monetary liability or financial impact to the Company beyond that provided in the consolidated balance sheet as of December 31, 1997 would not be material to the Company's financial position, annual results of operations or cash flows.

     In addition, on December 2, 1997 Eastman Kodak Company ("Kodak") filed a civil complaint against the Company, 3M and certain of their respective subsidiaries in the U.S. District Court for the Western District of New York. The complaint alleges improper receipt of Kodak trade secrets by 3M's Italian subsidiaries between 1993 and May 1996 from Harold Worden, a retired Kodak employee. Worden has since pleaded guilty and been sentenced in the Western District of New York on criminal charges of interstate transportation of stolen Kodak documents. The 3M subsidiaries that dealt with Worden became subsidiaries of the Company in connection with the Spin-Off. In its complaint, Kodak seeks unspecified compensatory damages, treble damages, punitive damages and permanent injunctive relief.

     On December 2, 1997 the Company, 3M and their respective subsidiaries filed a suit in Italy asking the Italian Court to declare that they have no liability to Kodak in this matter. On February 6, 1998 the Company and 3M filed a request that the Court dismiss the action on grounds that it is properly venued in Italy, as well as on grounds of legal flaws in Kodak's claims. The motion to dismiss is scheduled to be heard by the Court on May 7, 1998, with a decision regarding the dismissal expected in early summer 1998. It is not possible at this time to reach any conclusions as to the outcome of this litigation. The Company disputes any liability to Kodak and intends to vigorously defend the action.

                                  IMATION CORP.

NOTE 17 -- QUARTERLY DATA (UNAUDITED)


                                              FIRST         SECOND        THIRD         FOURTH         TOTAL
                                           -----------   -----------   -----------   -----------   -------------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
1997*
 Net revenues                               $  547.7      $  554.8      $  529.5      $   569.8     $  2,201.8
 Gross profit                                  199.0         193.0         191.2          187.6          770.8
 Operating income (loss)                        28.2          10.0         (32.0)        (180.9)        (174.7)
 Net income (loss)                              12.0           4.4         (38.7)        (157.8)        (180.1)
 Basic and Diluted earnings
  (loss) per common share                       0.29          0.11         (1.00)         (4.05)         (4.54)

1996**
 Net revenues                               $  576.1      $  561.2      $  559.3      $   581.6     $  2,278.2
 Gross profit                                  202.3         192.7         196.6          203.8          795.4
 Operating income (loss)                        13.3         (55.6)         24.5           13.2           (4.6)
 Net income (loss)                               6.1         (37.8)         11.8           (0.6)         (20.5)
 Basic and Diluted earnings
  (loss) per common share                       0.14         (0.90)         0.29          (0.02)         (0.49)

(*) Includes a non-tax-deductible charge of $41.7 million in third quarter for in-process research and development costs related to the Cemax acquisition and a $199.9 million pre-tax charge ($158.7 million after taxes) in fourth quarter for $170.0 million of restructuring charges primarily related to employee separation benefits and fixed asset write-offs, and $29.9 million of other restructuring related assets write-downs and other year-end adjustments (see Note 5).

(**) Includes charges of $10.4 million ($6.1 million after taxes) and $66.0 million ($42.5 million after taxes) in first quarter and second quarter, respectively, for restructuring charges primarily related to employee separation benefits and one-time charges associated with start-up activities, and a non-tax-deductible charge of $12.0 million in third quarter for in-process research and development costs related to the Luminous acquisition (see Note 5).

                        REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF IMATION CORP.:

     We have audited the accompanying consolidated balance sheets of Imation Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imation Corp. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        /s/ Coopers & Lybrand L.L.P.

Minneapolis, Minnesota
February 6, 1998, except for
the second paragraph of Note 7,
as to which the date is March 30, 1998

               MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     Management is responsible for the integrity and objectivity of the financial information included in this report. The financial statements have been prepared in accordance with generally accepted accounting principles. Where necessary, they reflect estimates based on management judgment.

     Established accounting procedures and related systems of internal control provide reasonable assurance that assets are safeguarded, that the books and records properly reflect all transactions, and that policies and procedures are implemented by qualified personnel. Internal auditors review the accounting and control systems.

     The Audit Committee, comprised of four members of the Board of Directors who are not employees of the Company, meets regularly with representatives of management, the independent accountants and the Company's internal auditors to monitor the functioning of the accounting control systems and to review the results of the auditing activities. The Audit Committee recommends independent accountants for appointment by the Board, subject to shareholder ratification. The independent accountants and the internal auditors have full and free access to the Audit Committee.

     The independent accountants conduct an objective, independent audit of the financial statements.

/s/ William T. Monahan                          /s/ Robert L. Edwards
William T. Monahan                              Robert L. Edwards
Chairman, President and                         Senior Vice President--Strategy,
Chief Executive Officer                         Planning and Chief Financial
                                                Officer

[LOGO]
IMATION
BORNE OF 3M INNOVATION                          IMATION CORP.
                                                 1998 PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William T. Monahan and Carolyn A. Bates, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be held at 9:30 a.m. (local time), Thursday, June 4, 1998, at the Grand Ballroom 3, Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

Furthermore, as a participant in, and a named fiduciary under, the Imation Retirement Investment Plan ("RIP"), I hereby direct State Street Bank and Trust Company, as RIP Trustee, to vote at the 1998 Annual Meeting of Shareholders of Imation Corp. and any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of April 9, 1998, to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by Norwest Bank Minnesota, N.A., acting as tabulation agent for the RIP Trustee, by June 1, 1998. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by State Street Bank and Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by Participants shall be held in strict confidence by the RIP Trustee.

             (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

                                VOTE BY TELEPHONE                ---------------
                          QUICK *** EASY *** IMMEDIATE            COMPANY #
                  CALL TOLL FREE *** ON A TOUCH TONE TELEPHONE    CONTROL #
                            1-800-240-6326 -- ANYTIME            ---------------

--------------------------------------------------------------------------------
YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. THE DEADLINE FOR TELEPHONE VOTING IS NOON (ET), ONE BUSINESS DAY PRIOR TO THE ANNUAL MEETING DATE (EXCEPT FOR PARTICIPANTS VOTING SHARES HELD IN THE IMATION RETIREMENT INVESTMENT PLAN, FOR WHOM THE DEADLINE FOR TELEPHONE VOTING IS NOON (ET) THREE BUSINESS DAYS PRIOR TO THE ANNUAL MEETING DATE). BY VOTING BY PHONE, YOU AUTHORIZE EACH OF THE PROXIES TO VOTE, IN THEIR DISCRETION, UPON ANY ITEMS OF BUSINESS IN ADDITION TO THE PROPOSALS DESCRIBED BELOW AS MAY PROPERLY COME BEFORE THE MEETING.

1. USING A TOUCH-TONE TELEPHONE, DIAL 1-800-240-6326. YOU MAY DIAL THIS TOLL FREE NUMBER AT YOUR CONVENIENCE 7 DAYS/WEEK, 24 HRS/DAY.
2. WHEN PROMPTED, ENTER THE 3 DIGIT COMPANY NUMBER LOCATED IN THE BOX ON THE UPPER RIGHT HAND CORNER OF THE PROXY CARD.
3. WHEN PROMPTED, ENTER YOUR 7 DIGIT NUMERIC CONTROL NUMBER THAT FOLLOWS THE COMPANY NUMBER.

OPTION #1: TO VOTE AS THE IMATION CORP. BOARD OF DIRECTORS RECOMMENDS ON ALL
           PROPOSALS: PRESS 1
           WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 -- THANK YOU FOR VOTING

OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0. YOU WILL
           HEAR THESE INSTRUCTIONS:
           Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD AUTHORITY
                       TO VOTE FOR ALL nominees, press 9; to WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
           Proposal 2: To vote FOR Proposal 2, press 1; to vote AGAINST
                       Proposal 2, press 9; to ABSTAIN, press 0.
   WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 -- THANK YOU FOR VOTING
              IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY

                               PLEASE DETACH HERE
--------------------------------------------------------------------------------


     [ ] CHECK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU CHOOSE TO VOTE YOUR PROXY BY TELEPHONE, PLEASE DO NOT HANG UP UNTIL YOU HAVE BEEN PROMPTED AND HAVE REPLIED REGARDING YOUR ATTENDANCE AT THE ANNUAL MEETING.

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2

    1. Election of Three Directors (Class I) to serve a term of three years
                               [ ] FOR               [ ] WITHHOLD Authority to
                                   all nominees          vote for all nominees
                                   listed above          listed above
    NOMINEES:
    01 William W. George,  02 Marvin L. Mann,  03 Daryl J. White

    To withhold authority to vote for any nominees, write the number(s) of the nominee(s) in the box to the right.

    2. Ratification of appointment of Coopers & Lybrand L.L.P. as independent
       auditors                          [ ] FOR [ ] AGAINST [ ] ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEMS 1 AND 2. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

    Address Change? Mark Box [ ] Indicate change below:


                                    Date
                                        ----------------------------------------

                                    --------------------------------------------




                                    --------------------------------------------
                                    Signature(s) in Box
                                    Please sign exactly as name appears at the left. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------

                                  IMATION CORP.

                           ANNUAL SHAREHOLDERS MEETING
                                GRAND BALLROOM 3
                               GRAND HYATT ATLANTA
                               3300 PEACHTREE ROAD
                             ATLANTA, GEORGIA 30305
                                  JUNE 4, 1998
                              9:30 A.M. LOCAL TIME

                               PLEASE DETACH HERE
--------------------------------------------------------------------------------